TRANSITION AGREEMENT



                                  by and among



                   FREMONT COMPENSATION INSURANCE GROUP, INC.,

                     FREMONT COMPENSATION INSURANCE COMPANY,

                           FREMONT INDEMNITY COMPANY,

                        FREMONT PACIFIC INSURANCE COMPANY



                                       and



                           AMYNILES INSURANCE COMPANY







                            Dated as of May 31, 2002

                                TABLE OF CONTENTS


ARTICLE I  DEFINITIONS...................................................      3
  Section 1.01.  Definitions.............................................      3

ARTICLE II  TRANSFER AND ACQUISITION OF ASSETS..........................      17
  Section 2.01.  Transfer and Acquisition...............................      17
  Section 2.02.  Place and Date of Closing..............................      17
  Section 2.03.  Transactions To Be Effected at the Closing.............      17
  Section 2.04.  Post-Closing Date Transfers of Assets..................      18
  Section 2.05.  Renewal Rights.........................................      18
  Section 2.06.  No Assumption of Excluded Liabilities by
                 Employers Insurance....................................      19

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF FREMONT..................      19
  Section 3.01.  Organization, Standing and Authority...................      19
  Section 3.02.  Authorization..........................................      19
  Section 3.03.  No Conflict or Violation, Etc..........................      20
  Section 3.04.  Financial Statements; Books and Records................      20
  Section 3.05.  Reserves...............................................      20
  Section 3.06.  Absence of Certain Changes.............................      21
  Section 3.07.  Contracts..............................................      21
  Section 3.08.  Tangible Assets........................................      22
  Section 3.09.  Intangible Assets......................................      23
  Section 3.10.  Title to Assets; Sufficiency...........................      23
  Section 3.11.  Litigation; Orders.....................................      23
  Section 3.12.  Compliance with Laws...................................      23
  Section 3.13.  Employees and Employee Benefit Plans...................      24
  Section 3.14.  Brokers................................................      24
  Section 3.15.  Licenses and Franchises................................      25
  Section 3.16.  Computer Software and Hardware.........................      25
  Section 3.17.  Technology and Intellectual Property...................      27
  Section 3.18.  Insurance Policies.....................................      30
  Section 3.19.  Insurance Business.....................................      30
  Section 3.20.  Cancellations..........................................      31
  Section 3.21.  Regulatory Filings.....................................      31
  Section 3.22.  Real Property; Leases..................................      31
  Section 3.23.  Labor Relations and Employment.........................      33
  Section 3.24.  Tax Matters............................................      34
  Section 3.25.  Reinsurance and Retrocessions..........................      34
  Section 3.26.  Environmental Matters..................................      35
  Section 3.27.  Entire Liabilities.....................................      35
  Section 3.28.  Disclosure.............................................      35

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF EMPLOYERS
            INSURANCE...................................................      35
  Section 4.01.  Organization, Standing and Authority...................      35
  Section 4.02.  Authorization..........................................      35
  Section 4.03.  No Conflict or Violation, Etc..........................      36

  Section 4.04.  Compliance with Laws...................................      36
  Section 4.05.  Brokers................................................      37

ARTICLE V  COVENANTS....................................................      37
  Section 5.01.  Conduct of Business....................................      37
  Section 5.02.  No Solicitation........................................      38
  Section 5.03.  Access to Information; Confidentiality.................      39
  Section 5.04.  Reasonable Best Efforts................................      39
  Section 5.05.  Consents, Approvals and Filings........................      40
  Section 5.06.  Notification...........................................      40
  Section 5.07.  Further Assurances.....................................      40
  Section 5.08.  Expenses...............................................      41
  Section 5.09.  Employees and Employee Benefits........................      42
  Section 5.10.  Computer Software and Hardware.........................      43
  Section 5.11.  Leased Properties......................................      45
  Section 5.12.  Transferred Assets.....................................      46
  Section 5.13.  Intellectual Property Rights...........................      47
  Section 5.14.  Reimbursement of Coupon Redemption.....................      49
  Section 5.15.  Transition Services and Facilities Agreement...........      49
  Section 5.16.  Reinsurance Program....................................      49

ARTICLE VI  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
            EMPLOYERS INSURANCE.........................................      49
  Section 6.01.  Representations and Covenants..........................      49
  Section 6.02.  Secretary's Certificate................................      50
  Section 6.03.  Other Agreements.......................................      50
  Section 6.04.  Governmental and Regulatory Consents and
                 Approvals..............................................      50
  Section 6.05.  Third Party Consents...................................      51
  Section 6.06.  No Injunctions or Restraints...........................      51
  Section 6.07.  No Material Adverse Effect.............................      51
  Section 6.08.  Due Diligence..........................................      51
  Section 6.09.  EICN Reinsurance Agreement.............................      51
  Section 6.10.  Integrated Medi-Comp and ADP Programs..................      51
  Section 6.11.  Leased Properties......................................      51

ARTICLE VII  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FREMONT.........      52
  Section 7.01.  Representations and Covenants..........................      52
  Section 7.02.  Secretary's Certificate................................      52
  Section 7.03.  Other Agreements.......................................      52
  Section 7.04.  Governmental and Regulatory Consents and
                 Approvals..............................................      53
  Section 7.05.  No Injunctions or Restraints...........................      53

ARTICLE VIII  FURTHER AGREEMENTS........................................      53
  Section 8.01.  Access to Books and Records............................      53
  Section 8.02.  Use of Information and Systems.........................      54
  Section 8.03.  Non-Competition........................................      55
  Section 8.04.  Cooperation............................................      58
  Section 8.05.  Taxes..................................................      59

  Section 8.06.  Intranet or Internet Usage.............................      59
  Section 8.07.  Fremont Pacific and FCIC...............................      60
  Section 8.08.  Post-Closing Confidentiality...........................      60

ARTICLE IX  SURVIVAL OF REPRESENTATIONS, COVENANTS, AND
            AGREEMENTS..................................................      60

ARTICLE X  INDEMNIFICATION..............................................      61
  Section 10.01.  Indemnification by Fremont............................      61
  Section 10.02.  Indemnification by Employers Insurance................      61
  Section 10.03.  Indemnification Procedures............................      61

ARTICLE XI  TERMINATION.................................................      63
  Section 11.01.  Termination of Agreement..............................      63
  Section 11.02.  Survival..............................................      63

ARTICLE XII  GENERAL PROVISIONS.........................................      64
  Section 12.01.  Publicity.............................................      64
  Section 12.02.  Dollar References.....................................      64
  Section 12.03.  Notices...............................................      64
  Section 12.04.  Entire Agreement......................................      65
  Section 12.05.  Waivers and Amendments; Non-Contractual
                  Remedies; Preservation of Remedies....................      65
  Section 12.06.  Governing Law; Choice of Forum........................      66
  Section 12.07.  Submission to Jurisdiction............................      66
  Section 12.08.  Specific Performance..................................      66
  Section 12.09.  Binding Effect; Assignment............................      66
  Section 12.10.  Interpretation........................................      67
  Section 12.11.  No Third Party Beneficiaries..........................      67
  Section 12.12.  Counterparts..........................................      67
  Section 12.13.  Exhibits and Schedules................................      68
  Section 12.14.  Headings..............................................      68
  Section 12.15.  Severability..........................................      68

     The forms and schedules listed below have been ommitted from this filing. The registrant undertakes to provide supplementally a copy of any omitted schedule upon request by the Commission.



                                    EXHIBITS

Exhibit A         Form of Administrative Services Agreement

Exhibit B         Form of Assumption of Liabilities Agreement

Exhibit C         Form of Bill of Sale and General Assignment

Exhibit D         Form of EICN Reinsurance Agreement

Exhibit E         Form of Intellectual Property Rights License Agreement

Exhibit F         Form of Renewal Rights Agreement

Exhibit G         Form of Reverse Transition Services Agreement

Exhibit H         Form of Transition Services and Facilities Agreement

                                    SCHEDULES

Schedule 1.01(a)      -  Customer Lists

Schedule 1.01(b)(i)   -  Clarendon Program Insurance Policies

Schedule 1.01(b)(ii)  -  Fremont Policies

Schedule 1.01(c)      -  Other Assumed Liabilities

Schedule 1.01(d)      -  Fremont Commercial Agent List

Schedule 3.03         -  Necessary Consents, etc.

Schedule 3.04(a)      -  Financial Statements

Schedule 3.06         -  Absence of Certain Changes

Schedule 3.07(a)      -  Contracts

Schedule 3.10(a)      -  Liens

Schedule 3.11         -  Litigation; Orders

Schedule 3.12         -  Compliance with Laws

Schedule 3.13(a)      -  Employees List

Schedule 3.13(b)      -  Employee Benefit Plans

Schedule 3.13(c)      -  Severance Plans

Schedule 3.15         -  Licenses and Franchises

Schedule 3.16(a)      -  Computer Software: Owned or Licensed Principally Used
                         Software

Schedule 3.16(b)      -  Computer Software: Owned or Licensed Generally Used
                         Software

Schedule 3.16(c)      -  Computer Hardware

Schedule 3.16(d)      -  Maintenance and Service Agreements

Schedule 3.17(a)      -  Technology and Intellectual Property

Schedule 3.17(b)      -  Intellectual Property Rights

Schedule 3.17(c)      -  Licenses, Sub-licenses and Other Agreements; Royalty
                         and Similar Obligations

Schedule 3.17(e)      -  Violation of Privacy Laws or Fremont Privacy Policies

Schedule 3.17(f)      -  Required Actions

Schedule 3.19         -  Insurance Business

Schedule 3.20         -  Cancellations

Schedule 3.21         -  Regulatory Filings

Schedule 3.22(a)      -  Leases

Schedule 3.22(b)      -  Leasehold Improvements

Schedule 3.22(e)      -  Environmental Matters

Schedule 3.23         -  Labor Relations and Employment

Schedule 3.25(b)      -  Outward Reinsurance Agreements

Schedule 3.25(c)      -  Inward Reinsurance Agreements

Schedule 4.03         -  Necessary Consents, etc.

Schedule 4.04         -  Compliance with Laws

Schedule 5.02         -  Third Party Confidentiality Agreements

Schedule 5.09(a)      -  Selected Employees

Schedule 5.12(a)      -  Transferred Contracts

Schedule 5.12(b)      -  Certain Transferred Software Licenses

Schedule 5.12(c)      -  Transferred Tangible Assets

                              TRANSITION AGREEMENT

     This TRANSITION AGREEMENT (this "Agreement"), dated as of May 31, 2002, is entered into by and among Fremont Compensation Insurance Group, Inc., a Delaware corporation ("Fremont Compensation"), Fremont Compensation Insurance Company, a California corporation and a wholly-owned subsidiary of Fremont Compensation ("FCIC"), Fremont Indemnity Company, a California corporation and a wholly-owned subsidiary of Fremont Compensation ("Fremont Indemnity"), Fremont Pacific Insurance Company, a California corporation and a wholly-owned subsidiary of Fremont Compensation ("Fremont Pacific" and, collectively with Fremont Compensation, FCIC and Fremont Indemnity, "Fremont"), and Amyniles Insurance Company, a California corporation ("Employers Insurance"). For purposes of this Agreement, Fremont is deemed one "Party" and Employers Insurance is deemed the other Party. The "Parties" refers to both parties. All capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in Section 1.01 below.

                              W I T N E S S E T H:
                              -------------------


     WHEREAS, Fremont is engaged in the Business relating to workers' compensation insurance;

     WHEREAS, upon the terms and subject to the conditions of this Agreement, Fremont desires to transfer to Employers Insurance (such transfer, the "Transition"), (i) certain tangible assets utilized by Fremont in connection with the Business and selected by Employers Insurance, and (ii) certain intangible assets utilized by Fremont in connection with the Business and selected by Employers Insurance, including, but not limited to, contracts with vendors, computer software and intellectual property rights relating to the Business and similar assets;

     WHEREAS, Employers Insurance desires to obtain services from certain Business Employees;

     WHEREAS, to facilitate the transactions contemplated by this Agreement and the Ancillary Agreements, from and after the Closing Date, (i) Fremont will provide transition services and facilities to Employers Insurance, (ii) Employers Insurance will provide administrative services to Fremont, and (iii) Employers Insurance will provide other services to Fremont;

     WHEREAS, Fremont will cease insuring or reinsuring new or renewal Clarendon Program Insurance Policies on and after the Inception Date and Fremont and Employers Insurance desire that Fremont will assist Employers Insurance or its designee in renewing the Clarendon Program Insurance Policies through arrangements with certain subsidiaries of Clarendon Insurance Group ("Clarendon") or a designee of Employers Insurance;

     WHEREAS, Fremont will cease insuring or reinsuring new or renewal Fremont Policies on and after the Inception Date and Fremont and Employers Insurance desire that

Fremont will assist Employers Insurance or its designee in renewing the Fremont Policies pursuant to a Renewal Rights Agreement;

     WHEREAS, Employers Insurance desires to replace Fremont's existing Clarendon Reinsurance/Cession Program with the EICN Reinsurance Agreement entered into by Employers Insurance or one of its Affiliates and Clarendon;

     WHEREAS, Employers Insurance desires to replace after the Inception Date Fremont's existing Integrated Medi-Comp Program and ADP Program; and

     WHEREAS, in order to effectuate the foregoing, it is contemplated that, upon the terms and subject to the conditions of this Agreement, (i) all cessions under the Outward Reinsurance Agreements relating to the Clarendon Reinsurance/Cession Program will cease as of the Inception Date and the Clarendon Reinsurance Agreement will be terminated as of the Inception Date on a cut-off basis; (ii) EICN and Clarendon will enter into the EICN Reinsurance Agreement providing, among other things, for the indemnity reinsurance, effective as of the Inception Date, for the Clarendon Program Insurance Policies; (iii) Fremont and Employers Insurance will enter into the Renewal Rights Agreement pursuant to which Fremont agrees to assist Employers Insurance and its designee in renewing the Clarendon Program Insurance Policies and the Fremont Policies; (iv) Fremont and Employers Insurance will enter into an Administrative Services Agreement, pursuant to which Employers Insurance will provide certain administrative services on behalf of Fremont with respect to the Business; (v) Fremont and Employers Insurance will enter into a Transition Services and Facilities Agreement, providing, among other things, for the provision by Fremont of certain transitional services and facilities on behalf of Employers Insurance following the Effective Date; (vi) Employers Insurance and Fremont will enter into a Reverse Transition Services Agreement, pursuant to which Employers Insurance will provide certain transitional services on behalf of Fremont; (vii) Employers Insurance will execute and deliver to Fremont an Assumption of Liabilities Agreement, providing for the assumption by Employers Insurance of certain liabilities and obligations relating to the Business;
(viii) Fremont will execute and deliver to Employers Insurance a Bill of Sale and General Assignment, providing for the transfer to Employers Insurance of certain of the assets and rights relating to the Business; and (ix) Fremont and Employers Insurance will execute and deliver such other agreements, instruments and documents as are described or contemplated herein.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for good and valuable consideration, including payment of One Dollar ($1.00), the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

Section 1.01. DEFINITIONS. The following terms shall have the respective meanings set forth below throughout this Agreement:

     "Acquired Employees" shall have the meaning set forth in Section 5.09(a) hereof.

     "Action" shall have the meaning set forth in Section 3.11 hereof.

     "Actuarial Information" shall have the meaning set forth in Section 3.17(a) hereof.

     "Additional Qualified Licenses" shall have the meaning set forth in Section 5.12(b) hereof.

     "Additional Tangible Assets" shall have the meaning set forth in Section 5.12(c) hereof.

     "Administrative Services Agreement" means an Administrative Services Agreement between Fremont and Employers Insurance substantially in the form of Exhibit A hereto.

     "ADP Program" means the non-exclusive agreement between Fremont Compensation and Automatic Data Processing (ADP) to jointly market a combined workers' compensation insurance and payroll services product through the ADP agency.

     "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an institution, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

     "Allocated Loss Adjustment Expenses" means all costs and expenses incurred under the Clarendon Program Insurance Policies on or after the Inception Date in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of specific Claim Losses but excluding Unallocated Loss Adjustment Expenses.

     "Ancillary Agreements" means the Administrative Services Agreement, the Transition Services and Facilities Agreement, the Reverse Transition Services Agreement, the Intellectual Property Rights License Agreements, the Assumption of Liabilities Agreement, the Renewal Rights Agreement and the Transfer Documents.

     "Assignable Licensed Principally Used Software" means the Licensed Principally Used Software as to which (i) no consent to the assignment thereof is required or (ii) consent to the assignment thereof has been obtained.

     "Assumed Reinsurance Contracts" means those Inward Reinsurance Agreements listed on Final Schedule 5.12(a)(i) hereto which have been assumed by Employers Insurance.

     "Assumption of Liabilities Agreement" means an Assumption of Liabilities Agreement between Fremont and Employers Insurance substantially in the form of Exhibit B hereto.

     "Bill of Sale and General Assignment" means a Bill of Sale and General Assignment between Fremont and Employers Insurance substantially in the form of Exhibit C hereto.

     "Books and Records" means the originals or copies of all records (including computer generated, recorded or stored records) relating primarily to the Business, including Customer Lists, policy information, insurance policy forms, rate filing information, rating plans, claim records, sales records, underwriting records, financial, tax and accounting records (provided, however, that state and federal income tax returns and work papers shall be excluded), and compliance records in the possession or control of Fremont or any Fremont's Affiliate and relating primarily to the operation of the Business, including the database maintained by Fremont relating to and containing the Customer Lists, claim records and underwriting records related to the Business and any other database or other form of recorded, computer generated or stored information or process relating primarily to the Business; provided, however, if any such financial, tax or accounting records contain information that does not relate to the Business, such information that does not relate to the Business shall not constitute "Books and Records."

     "Business" means, collectively, the workers' compensation insurance business operations transacted by Fremont, directly or pursuant to the Clarendon Reinsurance/Cession Program, including those operations relating to underwriting, issuance and administration and those operations relating to the Integrated Medi-Comp Program and the ADP Program; provided that the "Business" shall not include any of the foregoing to the extent that it relates to any Excluded Liability or any asset other than a Transferred Asset.

     "Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in either of the States of California or Nevada are permitted or obligated by law to be closed or a day on which the New York Stock Exchange is closed for trading.

     "Business Employees" shall have the meaning set forth in Section 3.13 hereof.

     "Change in Control" shall mean with respect to any Person, change in ownership of a majority of the voting power of such Person, or change in power to direct or cause the direction of the management or policies of such Person.

     "Claim Loss" means the amount of liability paid or to be paid with respect to claims with a date of injury on or after the Inception Date under the Clarendon Program

Insurance Policies after making deduction for all salvage and subrogation; provided, however, that the allocation of claim liability pertaining to any injury not occurring on a specific date shall be determined according to California law, irrespective of where the insured resides or the injury occurs; provided, further, that Claim Loss when applied in the context of an Involuntary Mechanism shall be limited solely to liability paid or to be paid with respect to premium written from and after the Inception Date under the Clarendon Program Insurance Policies, after making deduction for all salvage and subrogation.

     "Claims Settlement Information" shall have the meaning set forth in Section 3.17(a) hereof.

     "Clarendon" shall have the meaning as defined in the recitals hereof.

     "Clarendon Program Insurance Policies" means the treaties, policies, binders, slips and other agreements of insurance or assumed reinsurance, including insurance written and reinsurance assumed through Involuntary Mechanisms, written by Clarendon pursuant to the Clarendon Reinsurance Agreement (including all supplements, endorsements, riders and ancillary agreements in connection therewith); provided, however, that Clarendon Program Insurance Policies shall not include (i) any of the foregoing to the extent that they cover risks other than workers' compensation risks, (ii) any assumed reinsurance other than that assumed by Fremont pursuant to the Clarendon Reinsurance/Cession Program, the Assumed Reinsurance Contracts and any assumed reinsurance and reinsurance assumed on a mandatory basis in connection with an Involuntary Mechanism, and (iii) the NCCI Involuntary Pool. Schedule 1.01(b)(i) lists such Clarendon Program Insurance Policies in effect as of April 30, 2002.

     "Clarendon Reinsurance Agreement" shall have the meaning as set forth in the definition of "Clarendon Reinsurance/Cession Program" in this section.

     "Clarendon Reinsurance/Cession Program" shall mean the reinsurance and related agreements entered between Fremont and Clarendon dated May 1, 2001, including the reinsurance agreement ("Clarendon Reinsurance Agreement") dated May 1, 2001.

     "Closing" means the execution and delivery of the Ancillary Agreements and such other agreements, instruments and documents, as required by this Agreement, pursuant to Section 2.03 hereof.

     "Closing Date" means such date not later than the third Business Day following the date on which EICN and Clarendon have entered into the Clarendon Reinsurance Agreement; provided, however, that the Closing may occur on such other day as the Parties may agree to in writing.

     "Closing Reimbursed Expenses" shall have the meaning set forth in Section 5.08(b) hereof.

     "COBRA" shall have the meaning given to such term in the definition of "Excluded Liabilities" in this section.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commissions" means all commissions, contingent agent bonuses, expense allowances, and other fees and compensation payable to producers or Independent Agents/Brokers with respect to the Insurance Policies.

     "Competitive Activities" shall have the meaning as set forth in Section 8.03(a)(i) hereof.

     "Computer Hardware" shall have the meaning set forth in Section 3.16(c) hereof.

     "Computer Software" means all computer software programs, web-based applications, databases, external data sources and related documentation used at any time since January 1, 1999 in the conduct of the Business.

     "Confidentiality Agreement" shall have the meaning set forth in Section
5.03 hereof.

     "Contracts" shall have the meaning set forth in Section 3.07(a) hereof.

     "Conversion Date" shall have the meaning set forth in Section 5.08 hereof.

     "Customer Coupons" means the policy premium credit coupons that Fremont delivered to its customers in satisfaction of the Litigation Settlement.

     "Customer Lists" means all of the policy master lists in connection with the Business in the states of Idaho, Arizona, Utah, Montana, Nevada, California and Colorado at any time since January 1, 1999, including without limitation lists of policyholders, brokers and agents of record for every policyholder, addresses, renewal and expiration dates and premium size, which are listed on
Schedule 1.01(a) hereto and shall be deemed part of the Books and Records for purposes of this Agreement.

     "Due Diligence Period" shall have the meaning set forth in Section 8.03(d) hereof.

     "Effective Date" means 12:01 A.M., Pacific Daylight Time, the first Business Day following the Closing Date.

     "Employers Insurance" shall have the meaning set forth in the introductory paragraph hereof.

     "Employers Insurance Material Adverse Effect" means any material adverse effect in the business, financial condition or results of operations of Employers Insurance and its Subsidiaries taken as a whole.

     "EICN" means Employers Insurance Company of Nevada, a Mutual Company.

     "EICN Reinsurance Agreement" means the EICN Reinsurance Agreement and related agreements between Employers Insurance and/or one or more of its Affiliates, on the one hand, and Clarendon, on the other hand, substantially in the form of Exhibit D hereto.

     "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of non-compliance or violation by any Person or governmental authority, alleging liability for non-compliance, investigative costs, cleanup costs, response or removal costs, remedial costs, personal injury (including death), tangible or intangible property damage, damage to the environment or natural resources arising under or based on (A) Environmental Laws; or (B) a Release or threatened Release of Hazardous Materials.

     "Environmental Law" means all applicable federal, state and local statutes, regulations, ordinances, rules and any binding administrative or judicial interpretations thereof, relating to pollution, protection of human health and safety as it relates to the environment, the protection, preservation or restoration of the environment (including, without limitation, indoor and outdoor air, surface water, groundwater, land, wetlands, surface and subsurface strata) or natural resources, including, without limitation, those relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Evaluation Material" shall have the meaning set forth in the Confidentiality Agreement.

     "Excluded Employee" shall have the meaning set forth in Section 3.13 hereof.

     "Excluded Liability" means any liability or obligation arising in connection with the Business which does not constitute an Other Assumed Liability or a Reinsured Liability, including, without limitation: (i) any liability excluded pursuant to the EICN Reinsurance Agreement, (ii) any reinsurance assumed by Fremont other than the Assumed Reinsurance Contracts and reinsurance assumed on a mandatory basis, (iii) any structured settlement transactions, (iv) any liability arising from claims or lawsuits contesting the legality or reasonableness of the Transition other than any liability resulting from Employers Insurance's misrepresentation or breach of covenants under this Agreement, (v) any liability relating to or arising out of any Transferred Contracts, Transferred Software Licenses and Transferred Tangible Assets for any period prior to the later of the Closing Date or the relevant Transfer Date,
(vi) any contracts, agreements, licenses, sub-licenses, leases or subleases not listed on Final Schedules 5.12(a), 5.12(b) or 5.12(c), (vii) any Extra Contractual Obligations, (viii) all Taxes imposed and all costs and expenses (including, without limitation, litigation costs and reasonable attorneys' and accountants' fees and disbursements) incurred as a result of a claim, notice of deficiency, or assessment by, or any obligation owing to, any Tax Authority with respect to the Transferred Assets and the Business for any period prior to (a) in the case of the Fremont Policies to the extent that Employers Insurance renews such Fremont Policies, the respective expiration dates of the Fremont Policies and (b) in the case of the Clarendon Program Insurance

Policies, the Inception Date, (ix) any fee, assessment, charge or liability imposed by or due to any Governmental Entity, quasi-Governmental Entity, Involuntary Mechanism, or guaranty association (including without limitation California Insurance Guaranty Association) and "Boards and Bureaus" (including without limitation the Worker's Compensation Insurance Rating Bureau or the National Council on Compensation Insurance, Inc.) relating to, or imposed based upon, premiums written or liabilities incurred by, or insurance activities of, Fremont prior to (a) in the case of the Fremont Policies to the extent that Employers Insurance renews such Fremont Policies, the respective expiration dates of the Fremont Policies and (b) in the case of the Clarendon Program Insurance Policies, the Inception Date regardless of the date such fee, charge or liability is actually imposed or billed, (x) any liability to any Person related to or arising out of any litigation or proceeding (including without limitation any employment-related litigation or proceeding) in respect of the Business to which Fremont or any of its Affiliates is or becomes a party based on events occurring prior to (a) in the case of the Fremont Policies to the extent that Employers Insurance renews such Fremont Policies, the respective expiration dates of the Fremont Policies and (b) in the case of the Clarendon Program Insurance Policies, the Inception Date, including, without limitation, the litigation and proceedings set forth on Schedule 3.11 hereto, (xi) any liability based on or arising out of actions or omissions of Fremont or any of its Affiliates, (xii) any liability pursuant to, or arising out of or in connection with, any Plans, Service Plans, any other employee benefit plans (as that term is defined in Section 3(3) of ERISA) or agreements, arrangements, funds or programs providing compensation or benefits, (xiii) any liability arising out of Fremont's guaranty for any liability or obligation (including indebtedness) of any other Person, including Fremont's Affiliates, (xiv) any liabilities relating to (a) the payment of severance benefits pursuant to the terms of the Severance Plans and (b) the provision of outplacement services, each in connection with (x) the transfer of employment of Acquired Employees from Fremont and/or its Affiliates and (y) Business Employees whose employment with Fremont is terminated or who do not become Acquired Employees on or prior to the Service Date, (xv) any liabilities relating to the provision of continuation coverage under Section 601 et seq of ERISA and Section 4980B of the Code ("COBRA") to or with respect to (a) any Business Employee who does not become an Acquired Employee, his or her spouse or his or her dependents, and (b) any Acquired Employee, his or her spouse or his or her dependents but only with respect to any "qualifying event" occurring before the Service Date, including any employer-provided subsidies with respect to such COBRA coverage, in connection with the transfer of employment of Acquired Employees from Fremont and/or its Affiliates, (xvi) any liabilities arising out of the Fremont inter-company Tax Sharing Agreement dated August 1, 1997 or any other Fremont inter-company agreements, (xvii) any liability in connection with the NCCI Involuntary Pool, and (xviii) any such liability listed in clauses (i) through
(xvii) of this definition that is retroactively applied.

     "Extra Contractual Obligations" means all liabilities not covered under the provisions of any Insurance Policy to the extent such liabilities arise from or relate to any alleged or actual act, error or omission by Fremont at any time or by Clarendon prior to the Inception Date, whether intentional or otherwise, including the following: failure to settle within policy limits, or by reason of actual or alleged negligence, fraud or bad faith in rejecting an offer of settlement or in preparation of the defense of or in trial of any action against its insured or any appeal of any judgment with respect thereto, or from any alleged or actual reckless conduct or bad faith, in connection with the handling of any claim under any Insurance Policy or in connection with the issuance, delivery cancellation or administration of any Insurance Policy.

     "FCIC" shall have the meaning set forth in the introductory paragraph hereof.

     "Final Schedule 5.12(a)" shall have the meaning set forth in Section 5.12(a) hereof.

     "Final Schedule 5.12(b)" shall have the meaning set forth in Section 5.12(b) hereof.

     "Final Schedule 5.12(c)" shall have the meaning set forth in Section 5.12(c) hereof.

     "Financial Statements" shall mean with respect to Fremont Indemnity (including its predecessor corporations), (i) audited balance sheets, statements of income and statements of cash flow as of and for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001, and (ii) unaudited balance sheets, statements of income and statements of cash flow as of and for the three months ended March 31, 2002.

     "Fremont" shall have the meaning set forth in the introductory paragraph hereof; provided, however, notwithstanding "Fremont" being a term referring to Fremont Compensation and Fremont Indemnity collectively, throughout this Agreement where the context calls for, "Fremont" shall mean Fremont Compensation and/or Fremont Indemnity, as appropriate.

     "Fremont Acquired Company" shall have the meaning set forth in Section 8.03(b)(ii) hereof.

     "Fremont Acquiring Company" shall have the meaning set forth in Section 8.03(b)(ii) hereof.

     "Fremont Brand" has the meaning set forth in Section 8.03(b)(ii) hereof.

     "Fremont Commercial Agent List" means the list of appointed independent insurance agents and brokers of Fremont attached as Schedule 1.01(d) hereto.

     "Fremont Compensation" shall have the meaning set forth in the introductory paragraph hereof.

     "Fremont General" shall have the meaning set forth in Section 3.02 hereof.

     "Fremont Indemnity" shall have the meaning set forth in the introductory paragraph hereof.

     "Fremont Material Adverse Effect" means any material adverse effect on the business, financial condition, results of operations or prospects of the Business taken as a whole.

     "Fremont Pacific" shall have the meaning set forth in the introductory paragraph hereof.

     "Fremont Policies" means the treaties, policies, binders, slips and other agreements of insurance or assumed reinsurance, including insurance written and reinsurance assumed through Involuntary Mechanisms, written in connection with the Business by Fremont (including all supplements, endorsements, riders and ancillary agreements in connection therewith); provided, however, that Fremont Policies shall not include (i) any of the foregoing to the extent that they cover risks other than workers' compensation risks, and (ii) the NCCI Involuntary Pool. Schedule 1.01(b)(ii) lists such Fremont Policies in effect as of April 30, 2002.

     "Fremont Privacy Policies" shall have the meaning set forth in Section 3.16(b) hereof.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Entity" shall have the meaning set forth in Section 3.03 hereof.

     "Hazardous Materials" means (a) any petrochemical or petroleum products, waste oil, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls or (b) any chemicals, materials or substances defined in or regulated by any Environmental Law as or included in the definition of "hazardous substances," "hazardous chemicals," "hazardous wastes," "hazardous materials," "toxic substances," "contaminants," or "pollutants" or words of similar meaning or regulatory effect.

     "Inception Date" means 12:01 A.M., Pacific Daylight Time, July 1, 2002.


     "Indemnifiable Losses" shall have the meaning set forth in Section 10.01 hereof.

     "Indemnified Party" shall have the meaning set forth in Section 10.03(a) hereof.

     "Indemnifying Party" shall have the meaning set forth in Section 10.03(a) hereof.

     "Independent Agent/Broker" means an individual or entity designated by a policyholder as its broker of record in connection with such policyholder's Insurance Policy and shall also include any agent acting on behalf of a policyholder or Fremont regarding an Insurance Policy.

     "Insurance Policies" means, collectively, Clarendon Program Insurance Policies and Fremont Policies.

     "Intangible Assets" means those intangible assets used in connection with the Business at any time since January 1, 1999, whether owned by Fremont or third parties, including without limitation the Customer Lists and its associated intangibles that are used or held for use in connection with the Business, leases and subleases to the office space currently occupied by Fremont in conducting the Business and selected by Employers Insurance and all Intellectual Property Rights.

     "Integrated Medi-Comp Program" means a joint marketing program of integrated group medical and workers' compensation products pursuant to a Joint Marketing and Network Access Agreement, effective as of September 1, 1998, by and between Fremont Compensation and WellPoint Health Networks, Inc. (through its subsidiaries Blue Cross of California et al.).

     "Intellectual Property Right" shall have the meaning set forth in Section 3.17(a) hereof.

     "Intellectual Property Rights License Agreements" means the agreement pursuant to which Fremont grants to Employers Insurance and its Affiliates a royalty-free, non-exclusive, worldwide license to use Owned Generally Used Intellectual Property Rights and certain data substantially in the form of Exhibit E hereto.

     "Involuntary Mechanism" means any "assigned risk pool," "syndicate," "association," "joint underwriting associations (JUAs)," "other government mandated programs," or other underwriting facility to the extent that any such facility underwrites, on a mandatory basis, workers' compensation insurance included in the Business.

     "Inward Reinsurance" means the business assumed pursuant to the Inward Reinsurance Agreements.

     "Inward Reinsurance Agreements" shall have the meaning set forth in Section 3.25(c) hereof.

     "Knowledge" means to the best knowledge of the relevant Person after reasonable inquiry.

     "Lease Assignments" shall have the meaning set forth in Section 6.11 hereof.

     "Leased Properties" shall have the meaning set forth in Section 3.22(a) hereof.

     "Licensed Generally Used Intellectual Property Rights" shall have the meaning set forth in Section 3.17(a) hereof.

     "Licensed Generally Used Software" shall have the meaning set forth in
Section 3.16(a) hereof.

     "Licensed Marks" shall have the meanings set forth in the Intellectual Property Rights License Agreement.

     "Licensed Principally Used Intellectual Property Rights" shall have the meaning set forth in Section 3.17(a) hereof.

     "Licensed Principally Used Software" shall have the meaning set forth in
Section 3.16(a) hereof.

     "Lien" means any pledge, claim, lien, charge, mortgage, encumbrance, security interest of any nature, option, right of first refusal, warrant, or restriction of any kind, including any restriction on use, voting, transfer, alienation, receipt of income, or exercise of any other attribute of ownership.

     "Litigation Settlement" means the court-approved settlement of the R&M Food Services, Inc. v. Fremont Pacific Insurance Company class action lawsuit whereby Fremont Compensation agreed to give various classes of policyholders policy premium credit coupons redeemable at renewal or purchase of a new Fremont workers' compensation insurance policy.

     "NCCI Involuntary Pool" means Fremont's participation in a reinsurance pool mandated by the National Council on Compensation Insurance, Inc. (NCCI).

     "Non-Compete Period" means the period commencing on the Inception Date and ending on the second anniversary of the Inception Date.

     "Order" shall have the meaning set forth in Section 3.11 hereof.

     "Other Assumed Liabilities" means all liabilities and obligations of Fremont required to be paid or performed by Employers Insurance from and after the Effective Date under the Transferred Contracts and the Assignable Licensed Principally Used Software, in each case only if actually assigned to and assumed by Employers Insurance and as set forth on Schedule 1.01(c); provided that any liability attributable to a breach by Fremont under the terms of the Transferred Contracts and the Assignable Licensed Principally Used Software shall not be an Other Assumed Liability.

     "Outward Reinsurance" means the business ceded pursuant to the Outward Reinsurance Agreements.

     "Outward Reinsurance Agreements" shall have the meaning set forth in
Section 3.25(b) hereof.

     "Owned Generally Used Intellectual Property Rights" shall have the meaning set forth in Section 3.17(a) hereof.

     "Owned Generally Used Software" shall have the meaning set forth in Section 3.16(a) hereof.

     "Owned Principally Used Intellectual Property Rights" shall have the meaning set forth in Section 3.17(a) hereof.

     "Owned Principally Used Software" shall have the meaning set forth in
Section 3.16(a) hereof.

     "Party" or "Parties" shall have the meaning set forth in the introductory paragraph hereof.

     "Permits" means all Federal, state, local or foreign governmental or regulatory licenses, permits, orders, approvals, registrations, authorizations, qualifications and filings.

     "Permitted Liens" means, as to any asset, (i) Liens for taxes not yet due and payable, or not at the time delinquent, or being contested in good faith by appropriate proceedings as disclosed on Schedule 3.10(a) hereto and for which adequate reserves in accordance with GAAP shall have been set aside, and (ii) other Liens that do not in the aggregate materially detract from the value or materially interfere with the present or reasonably contemplated use of such asset in the Business.

     "Person" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

     "Plans" shall have the meaning set forth in Section 3.13 hereof.

     "Post-Inception Date Extra Contractual Obligations" means all liabilities not covered under the provisions of any Insurance Policy to the extent such liabilities arise from or relate to any alleged or actual act, error or omission
(i) with respect to Clarendon Program Insurance Policies, after the Inception Date, and (ii) with respect to the Fremont Policies to the extent that Employers Insurance renews such Fremont Policies, after the respective expiration dates of such Fremont Policies, by Employers Insurance or any of Employers Insurance's Affiliates, whether intentional or otherwise, including the following: failure to settle within policy limits, or by reason of actual or alleged negligence, and fraud or bad faith in rejecting an offer of settlement or in preparation of the defense of or in trial of any action against its insured or any appeal of any judgment with respect thereto, or from any alleged or actual reckless conduct or bad faith, in connection with the handling of any claim under any Insurance Policy or in connection with the issuance, delivery, cancellation or administration of any Insurance Policy.

     "Post-Inception Date Policy" shall have the meaning set forth in the EICN Reinsurance Agreement.

     "Proposed List of Tangible Assets" shall have the meaning set forth in
Section 3.08 hereof.

     "Qualified Licenses" shall have the meaning set forth in Section 5.12(b) hereof.

     "Qualified Tangible Assets" shall have the meaning set forth in Section
3.08 hereof.

     "Reinsured Liability" means the following liabilities and obligations arising out of or relating to the Clarendon Program Insurance Policies: (i) the amount of all liabilities for Claim Loss related to unpaid claims with a date of injury on or after the Inception Date; provided, that the allocation of claim liability pertaining to any injury not occurring on a specific date shall be determined according to California law, irrespective of where the insured resides or the injury occurs, (ii) the amount of all liabilities for unpaid Allocated Loss Adjustment

Expenses, where such amounts are incurred on or after the Inception Date, (iii) the amount of all liabilities for unpaid Unallocated Loss Adjustment Expenses, where such amount are incurred on or after the Inception Date, (iv) premium taxes due in respect of premiums written or earned on or after the Inception Date, (v) assessments and similar charges, whether voluntary or involuntary, imposed by or due to any Governmental Entity, quasi-Governmental Entity, Involuntary Mechanism, or guaranty association and "Boards and Bureaus," established or governed by any state or other jurisdiction, which commences on or after the Inception Date, other than any assessments and similar charges relating to premiums written or liabilities incurred by, or insurance activities of, Fremont prior to the Inception Date regardless of the date such fee, charge or liability is actually imposed or billed, (vi) Commissions payable in respect of premiums written or earned on or after the Inception Date, (vii) all liabilities for amounts payable for returns or refunds of premiums, where such premiums are not earned prior to the Inception Date or such amounts are incurred on or after the Inception Date, and (viii) any Post-Inception Date Extra Contractual Obligations, including a fair and equitable portion of any liabilities that constitute both Post-Inception Date Extra Contractual Obligations and Extra Contractual Obligations, in each instance of (i) through
(viii) above, net of all reinsurance recoverables under the Outward Reinsurance Agreements, whether or not actually collected or collectible, including an allocable portion determined on a fair and equitable basis of any reinsurance receivables that relate to both the Business and the other operations of Fremont and its Affiliates.

     "Release" means any release, spill, emission, leaking, injecting, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor air, surface water, groundwater, land, wetlands, surface and subsurface strata.

     "Renewal Rights Agreement" means a Renewal Rights Agreement between Employers Insurance and Fremont substantially in the form of Exhibit F hereto.

     "Representative" or "Representative(s)" shall have the meaning set forth in
Section 5.02(a) hereof.

     "Reverse Transition Services Agreement" means a Reverse Transition Services Agreement between Employers Insurance and Fremont substantially in the form of Exhibit G hereto.

     "Run-Off Business" shall have the meaning set forth in Section 8.02(c) hereof.

     "Selected Employees" shall have the meaning set forth in Section 5.09(a) hereof.

     "Service Date" means the Effective Date.


     "Severance Plans" shall have the meaning set forth in Section 3.13 hereof.

     "Subleases" shall have the meaning set forth in Section 6.11 hereof.

     "Subsequent Contract" shall have the meaning set forth in Section 3.07(b) hereof.

     "Subsidiary" means, with respect to any Person on a given date, any other Person of which a majority of the voting power of the equity securities or equity interests is owned directly or indirectly by such Person.

     "Systematic Assistance" shall have the meaning set forth in Section 8.03(b)(ii) hereof.

     "Tangible Assets" means those tangible assets, whether currently owned or leased, used at any time since January 1, 1999 in connection with the Business, including, without limitation, furniture, fixtures, equipment (computer and other), supplies and other tangible personal property.

     "Tax" means all taxes, charges, fees, levies or other assessments, including, without limitation, any net income tax or franchise tax based on net income, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, profits, license, payroll, employment, withholding, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, together with any interest credit or charge, penalty, addition to tax or additional amount imposed by any Tax Authority.

     "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration of any Tax.

     "Tax Returns" means all returns, reports, estimates, information statements relating to or required to be filed in connection with any Tax.

     "Third Party Claim" shall have the meaning set forth in Section 10.03(a) hereof.

     "Third Party Confidentiality Agreements" shall have the meaning set forth in Section 5.02(b) hereof.

     "Transfer Date" means with respect to each Transferred Asset, the date on which the right, title and interest of Fremont are assigned, transferred, licensed, sublicensed, leased or subleased to Employers Insurance and the obligations are assumed by Employers Insurance.

     "Transfer Documents" means the Bill of Sale and General Assignment, any assignment, license or sub-license of certain Computer Software contemplated by Sections 3.16 and 5.10 hereof, any lease or sublease of certain Leased Properties contemplated by Section 5.11 hereof and such other documents and instruments reasonably necessary in order to transfer all of the right, title and interest of Fremont in the Transferred Assets to Employers Insurance and Employers Insurance's designees.

     "Transferred Assets" means all of the right, title and interest of Fremont in (i) the Transferred Contracts, (ii) the Transferred Software Licenses, (iii) the Owned Principally Used Software, (iv) the Transferred Tangible Assets, (v) all Transferred Contracts, Transferred Software Licenses and Transferred Tangible Assets assigned, licensed, sub-licensed, leased or subleased after the Closing Date pursuant to Section 2.04 hereof, (vi) the Integrated Medi-Comp

Program and the ADP Program, (vii) the Books and Records, (viii) the Owned Principally Used Intellectual Property Rights, (ix) licenses with respect to the Owned Generally Used Intellectual Property Rights, Licensed Principally Used Intellectual Property Rights and Licensed Generally Used Intellectual Property Rights, and (x) all guaranties, warranties, indemnities and other rights of Fremont against third parties with respect to any asset referred to in clause
(i), (ii), (iii), (iv), (v), (vi), (vii), (viii) or (ix) of this definition; provided that the "Transferred Assets" shall not include (a) the Licensed Marks or (b) any of the foregoing to the extent they are terminated, transferred or otherwise disposed of as permitted by Section 5.01 of this Agreement between the date hereof and the Closing Date and; provided, further, that, notwithstanding the provisions of Section 2.01(a) hereof, Employers Insurance and Fremont shall each own a one hundred percent (100%) undivided interest in the Owned Principally Used Software.

     "Transferred Contracts" means at any time those contracts and agreements listed on Final Schedule 5.12(a) hereto which have been assigned, licensed, sub-licensed, leased or sub-leased to Employers Insurance.

     "Transferred Software Licenses" means at any time the Computer Software listed on Final Schedule 5.12(b) hereto which has been assigned, licensed or sub-licensed to Employers Insurance.

     "Transferred Tangible Assets" means at any time those Tangible Assets that are listed on Final Schedule 5.12(c) hereto which have been transferred to Employers Insurance.

     "Transition" shall have the meaning set forth in the recitals hereof.

     "Transition Services and Facilities Agreement" means the Transition Services and Facilities Agreement between Fremont and Employers Insurance substantially in the form of Exhibit H hereto.

     "Unallocated Loss Adjustment Expenses" means the cost of office administration, salaried employees and third party consultants (other than legal counsel, medical consultants, claims adjusters and other consultants employed in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of specific Claim Losses).

     "WARN" shall have the meaning set forth in Section 5.09(f) hereof.

     "Workers' Compensation Products" means all workers' compensation insurance products which constitute the Business sold by Fremont, or Clarendon pursuant to the Clarendon Reinsurance/Cession Program.

                                   ARTICLE II
                       TRANSFER AND ACQUISITION OF ASSETS

     Section 2.01. TRANSFER AND ACQUISITION.

          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing Date, Fremont shall transfer to Employers Insurance and Employers Insurance shall obtain from Fremont, effective on the Effective Date, all of the right, title and interest of Fremont in the Transferred Assets. All sales, assignments and transfers of the Transferred Assets shall be effected by the Transfer Documents executed on the Closing Date.

          (b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Employers Insurance shall assume, effective on the Effective Date, the Other Assumed Liabilities pursuant to the Assumption of Liabilities Agreement executed on the Closing Date.

          (c) Any transfer or sales tax imposed in connection with the transfer, sale, assumption or recording of the Transferred Assets to be transferred pursuant to Section 2.01(a) hereof, the Other Assumed Liabilities to be assumed pursuant to Section 2.01(b) hereof and the Reinsured Liabilities to be assumed pursuant to the EICN Reinsurance Agreement shall be paid by Fremont.

     Section 2.02. PLACE AND DATE OF CLOSING. Subject to satisfaction of all the conditions set forth in Articles VI and VII hereof (unless otherwise waived pursuant to Articles VI or VII), the Closing shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 725 South Figueroa Street, Suite 3100, Los Angeles, California, at 10:00 A.M., Pacific Daylight Time, on the Closing Date or such other time or place as the Parties may mutually agree.

     Section 2.03. TRANSACTIONS TO BE EFFECTED AT THE CLOSING.

          (a) At the Closing, Fremont shall execute (where appropriate) and deliver to Employers Insurance: (i) the Administrative Services Agreement, (ii) the Transition Services and Facilities Agreement, (iii) the Reverse Transition Services Agreement (iv) the Intellectual Property Rights License Agreement, (v) the Renewal Rights Agreement, (vi) the Bill of Sale and General Assignment and the other Transfer Documents, (vii) the Assumption of Liabilities Agreement and
(viii) such other agreements, instruments and documents as are required by this Agreement to be delivered by Fremont at the Closing, including without limitation subleases.

          (b) At the Closing, Employers Insurance shall execute (where appropriate) and deliver to Fremont: (i) the Administrative Services Agreement,
(ii) the Transition Services and Facilities Agreement, (iii) the Reverse Transition Services Agreement (iv) the Intellectual Property Rights License Agreement, (v) the Renewal Rights Agreement, (vi) the Bill of Sale and General Assignment and the other Transfer Documents, (vii) the Assumption of Liabilities Agreement and (viii) such other agreements, instruments and documents as are required by this Agreement to be delivered by Employers Insurance at the Closing, including without limitation subleases.

     Section 2.04. POST-CLOSING DATE TRANSFERS OF ASSETS. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the assignment, transfer, sub-license or sublease or attempted assignment, transfer, sub-license or sublease to Employers Insurance of any agreements, licenses or leases listed on Final Schedules 5.12(a), 5.12(b) and 5.12(c) hereto or any benefit arising thereunder or resulting therefrom is prohibited by any applicable law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing Date, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery thereof with respect to each such agreement, license or lease. Following the Closing Date, the Parties shall use best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that Employers Insurance shall not be required to pay any consideration therefor to Fremont; provided, further, that any cost and expense (including without limitation attorneys' fees) in connection with the procurement of such authorization, approval, consents or waivers, shall be shared equally by Fremont and Employers Insurance. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Employers Insurance the benefits of any such agreements, licenses or leases listed on Final Schedules 5.12(a), 5.12(b) and 5.12(c) hereto at no additional cost to Employers Insurance. Once authorization, approval, consent or waiver for the assignment, transfer, sub-license or sublease of any such agreements, licenses or leases listed on Final Schedules 5.12(a), 5.12(b) and 5.12(c) hereto not assigned, transferred, sub-licensed or subleased on the Closing Date is obtained, Fremont shall assign, transfer, sub-license or sublease such agreements, licenses or leases listed on Final Schedules 5.12(a), 5.12(b) and 5.12(c) hereto to Employers Insurance, provided, however, Fremont and Employers Insurance shall share equally any cost and expense (including without limitation attorneys' fees) in connection with such assignment, transfer, sub-license or sublease. Upon assignment, transfer, sub-license or sublease by Fremont and assumption by Employers Insurance of such agreements, licenses or leases listed on Final Schedules 5.12(a), 5.12(b) and 5.12(c) hereto, such agreements, licenses, sub-licenses or subleases shall be deemed "Transferred Contracts," "Transferred Software Licenses" and "Transferred Tangible Assets" for all purposes of this Agreement. To the extent that any such agreements, licenses or leases cannot be transferred or the full benefits of use of any such agreements, licenses or leases cannot be provided to Employers Insurance following the Closing Date pursuant to this Section 2.04, then Employers Insurance and Fremont shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to Employers Insurance, at costs and expenses which Fremont and Employers Insurance shall share equally, the economic (taking into account Tax costs and benefits) and operational equivalent of such agreements, licenses or leases and the performance by Fremont and Employers Insurance of the obligations thereunder, to the extent that entering into any such arrangements would not be materially burdensome to Fremont or Employers Insurance.

     Section 2.05. RENEWAL RIGHTS. Following the Inception Date, Fremont shall cooperate with Employers Insurance to assist Employers Insurance and its designee in writing such renewals of the Fremont Policies and the Clarendon Program Insurance Policies as it shall seek to write, in accordance with the terms of the Renewal Rights Agreement.

     Section 2.06. NO ASSUMPTION OF EXCLUDED LIABILITIES BY EMPLOYERS INSURANCE. It is expressly understood and agreed that Employers Insurance is not assuming, and shall not be liable to pay, any Excluded Liabilities.



                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF FREMONT

     Fremont hereby makes the following representations and warranties to Employers Insurance that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article
III):

     Section 3.01. ORGANIZATION, STANDING AND AUTHORITY. Fremont is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on the operations of the Business as it is now being conducted.

     Section 3.02. AUTHORIZATION. Fremont has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, under the Ancillary Agreements and under the other agreements and instruments contemplated hereby and thereby to be executed by it. The execution and delivery by Fremont of this Agreement, of the Ancillary Agreements and of the other agreements and instruments contemplated hereby and thereby to be executed by it, and the performance by Fremont of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Fremont Compensation and Fremont Indemnity and their respective stockholders. The execution and delivery by Fremont of this Agreement, of the Ancillary Agreements and of the other agreements and instruments contemplated hereby and thereby to be executed by it, and the performance by Fremont of its obligations hereunder and thereunder, have been approved by the Board of Fremont General Corporation, a Nevada corporation ("Fremont General") at a meeting duly called and convened on May 30, 2002. This Agreement has been duly executed and delivered by Fremont and, subject to the due execution and delivery hereof by Employers Insurance, this Agreement is a valid and binding obligation of Fremont, enforceable against Fremont in accordance with its terms, subject to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights. As of the Closing Date, each of the Ancillary Agreements and other agreements contemplated hereby and thereby executed and delivered by Fremont shall have been duly executed and delivered by Fremont and, subject to the due execution and delivery of such agreements by the other parties thereto, each of the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby executed by Fremont is a valid and binding obligation of Fremont, enforceable against Fremont in accordance with its terms, subject to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights.

     Section 3.03. NO CONFLICT OR VIOLATION, ETC. Except as disclosed on
Schedule 3.03 hereto, the execution and delivery by Fremont of this Agreement, the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby to which it is a party does not, and the consummation by Fremont of the transactions contemplated by this Agreement and by such Ancillary Agreements and compliance with the provisions hereof and thereof will not (a) conflict with any of the provisions of the Certificate of Incorporation or Articles of Incorporation, as applicable, or By-laws of Fremont, (b) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of a benefit under, require the consent, approval, or authorization of, or notice to any Person under, or result in the creation of any Lien on any property or asset of Fremont (including the Transferred Assets) under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which Fremont is a party or by which Fremont or any of its assets is bound or affected, or (c) contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Fremont or any of its Subsidiaries or any of its respective properties or assets. No consent, approval or authorization of, or declaration or filing with, or notice to, any court or governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by or with respect to Fremont or any of its Subsidiaries, in connection with the execution and delivery of this Agreement, the Ancillary Agreements and the agreements and instruments contemplated hereby and thereby by Fremont or the consummation by Fremont of the transactions contemplated hereby and thereby, except for the approvals, filings or notices required under the insurance laws of the jurisdictions set forth on Schedule
3.03 hereto and such other consents, approvals, authorizations, declarations, filings or notices as are set forth on Schedule 3.03 hereto.

     Section 3.04. FINANCIAL STATEMENTS; BOOKS AND RECORDS.

          (a) Each of the Financial Statements listed on Schedule 3.04(a) has been prepared in accordance with statutory accounting practices, as applicable, which have been applied on a consistent basis throughout the periods covered thereby. Such Financial Statements present fairly the financial condition of Fremont as of such dates and the results of operations of Fremont for such periods, are correct and complete, and are consistent with the books and records of Fremont (which books and records are correct and complete);

          (b) To the Knowledge of Fremont, the Books and Records are true, correct and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. Fremont has provided or made available to Employers Insurance on or prior to the date hereof copies of all written policies, procedures and guidelines relating to the Business, including all underwriting policies, procedures and guidelines other than those policies, procedures and guidelines which are not material to the conduct or operation of the Business.

     Section 3.05. RESERVES. To the Knowledge of Fremont, all factual information in the possession of Fremont that would be considered in the ordinary course of preparing an actuarial report or actuarial opinion relating to the valuation of the loss and loss adjustment expense reserves was provided to Fremont's actuary in preparing Fremont's report for the applicable fiscal year most recently completed, and all of such information was accurately and completely recorded in the Books and Records of Fremont.

     Section 3.06. ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule
3.06 hereto, since December 31, 2001, Fremont has conducted the Business only in the ordinary course, and since such date, there has not been any change, event or state of circumstances or facts that (i) could, individually or in the aggregate, reasonably be expected to have a Fremont Material Adverse Effect or
(ii) would prevent or materially delay the performance by Fremont of its obligations hereunder.

     Section 3.07. CONTRACTS.

          (a) Schedule 3.07(a) hereto contains a complete and correct list, arranged in numbered paragraphs corresponding to the numbered categories below, of each legally binding contract, agreement, lease, commitment, arrangement or license (collectively, "Contracts") to which Fremont is a party or by which it is bound as of the date hereof:

               (i)            any Inward Reinsurance Agreement,


               (ii)           any fronting agreement,

               (iii) any pooling and similar reinsurance arrangement with respect to which Fremont is a party and any amendment, supplement or other modification thereto,

               (iv) any lease of real property which relates primarily to the Business,

               (v) any lease of personal property or any contract in respect of any Tangible Assets,

               (vi) any agreement in connection with the Business with or for the benefit of any Business Employee,

               (vii) any agreement in connection with the Business with or for the benefit of any Fremont's Affiliate to the extent any such contract is material to the Business,

               (viii) any contract or agreement limiting the ability of any Person (including Fremont or any assignee) to compete in respect of the Business,

               (ix) any licensing agreement with respect to the Licensed Principally Used Software and Licensed Generally Used Software as disclosed on Schedules 3.16(a) and 3.16(b) hereto,

               (x) any contract, agreement and commitment relating to the Owned Principally Used Software and Owned Generally Used Software as disclosed on Schedule 3.16(a) and Schedule 3.16(b) hereto, and Licensed Principally Used Software and Licensed Generally Used Software to the extent not disclosed pursuant to Section 3.07(a)(ix) above, including without limitation any maintenance agreement, service agreement or sub-license agreement,

               (xi) any contract, agreement and commitment relating to the Intellectual Property Rights,

               (xii) any contract, agreement and commitment relating to the Computer Hardware as disclosed on Schedule 3.16(c),

               (xiii) any joint venture, partnership and joint marketing agreement relating to the Business,

               (xiv) any contract, agreement and commitment between Fremont and any agent or distributor of Insurance Policies,

               (xv) any consulting agreement relating to the Business, and

               (xvi) any other material contract, agreement and commitment to which Fremont or any Fremont's Affiliate is a party as of the date hereof which relate to the Business.

          (b) True and complete copies of each contract, agreement or commitment listed on Schedule 3.07(a) hereto have been delivered or made available to Employers Insurance for its review. Each of the agreements listed on Schedule 3.07(a) hereto (and, as of the Closing Date, any contract or agreement entered into after the date hereof which would have been so listed if in effect as of the date hereof (a "Subsequent Contract")) is in full force and effect and is the valid and binding obligation of each party thereto, except as the enforceability of any thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth in the Schedules hereto, neither Fremont nor any of Fremont's Affiliates or any other Person is (or, with the giving of notice or the lapse of time or both, will be) in violation or breach of or default under any Contract listed on Schedule 3.07(a) hereto (and, as of the Closing Date, any Subsequent Contract).

     Section 3.08. TANGIBLE ASSETS. Fremont has delivered a list of all Tangible Assets (such Tangible Assets, the "Qualified Tangible Assets"; such list, the "Proposed List of Tangible Assets") to Employers Insurance and has delivered or made available to Employers Insurance copies of the documents evidencing ownership of or the right to use such Qualified Tangible Assets listed therein. Such Proposed List of Tangible Assets prepared by Fremont is a true, complete and correct list of all of the Tangible Assets.

     Section 3.09. INTANGIBLE ASSETS. The Customer Lists listed on Schedule 1.01(a), the Contracts listed on Schedule 3.07(a), the Computer Software listed on Schedule 3.16(a) and Schedule 3.16(b), and the Intellectual Property Rights listed on Schedule 3.17(a) shall, after giving effect to any overlaps between such schedules and lists, constitute all of the Intangible Assets.

     Section 3.10. TITLE TO ASSETS; Sufficiency.

          (a) Fremont has good title to all of the Transferred Assets free and clear of all Liens, except for (i) Liens disclosed on Schedule 3.10(a) hereto and (ii) Permitted Liens. At the Closing Date, Employers Insurance will acquire the Transferred Assets, free and clear of all Liens, except for Liens disclosed on Schedule 3.10(a) hereto and Permitted Liens and except for any Liens arising from acts of Employers Insurance or any of its Affiliates.

          (b) Other than the Clarendon Reinsurance Agreement, insurance licenses and qualifications necessary to conduct the Business, the Transferred Assets together with the rights of Employers Insurance and its Affiliates under the Ancillary Agreements constitute all the assets, properties and rights of Fremont necessary for Employers Insurance to conduct the Business immediately following the Closing Date as currently conducted. All of the Tangible Assets are in all respects in reasonable and usable operating condition and in a reasonable state of maintenance and repair and are adequate for the conduct of the Business.

     Section 3.11. LITIGATION; ORDERS. Except as disclosed on Schedule 3.11 hereto, and except for claims (other than Extra Contractual Obligations) under the Insurance Policies in the ordinary course of business, which individually or in the aggregate, could not reasonably be expected to have a Fremont Material Adverse Effect, there is no action, suit, proceeding or arbitration (each, an "Action") pending or threatened against or affecting the Business, or with respect to the employment and/or termination of any individual currently or formerly employed by Fremont in connection with the Business, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator (each, an "Order") outstanding against any of such Persons or otherwise affecting the Business. Fremont has delivered or made available to Employers Insurance copies of all pleadings, correspondence and other documents relating to each Action and Order listed on Schedule 3.11 hereto.

     Section 3.12. COMPLIANCE WITH LAWS.

          (a) Except as disclosed on Schedule 3.12 hereto, Fremont has conducted the Business in compliance with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity, whether insurance or otherwise, and Fremont has not received any currently effective notice or other communication whether oral or written from any Governmental Entity, arbitrator or any other Person regarding any such violation or failure.

          (b) Except as set forth on Schedule 3.12 hereto, all deficiencies or violations with respect to the Business in all reports (including, but not limited to, draft reports) of examinations of the affairs of Fremont with respect to the Business (including, but not limited to, market conduct examinations) issued by any insurance regulatory authority for any period have been resolved.

          (c) Except as set forth on Schedule 3.12 hereto, Fremont is not a party to any contract with or other undertaking to, or subject to any order by, or the recipient of any supervisory letter or other written communication of any kind from, any Governmental Entity, which contract, undertaking, order, letter or communication is currently in effect and relates to its reserve adequacy or its claims, marketing, sales, trade, jurisdictional inspection practices or underwriting practices or policies in respect of the Business, nor has Fremont been notified by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, contract, undertaking, letter or other written communication.

     Section 3.13. EMPLOYEES AND EMPLOYEE BENEFIT PLANS. Schedule 3.13(a) hereto contains a true and complete list of all of the current employees of Fremont who are involved with the Business ("Business Employees") (excluding, as "Excluded Employees," those such employees identified on Schedule 3.13(a) hereto as contemplated by Fremont for termination prior to the commencement of negotiations with respect to the transactions contemplated by this Agreement), including each such Business Employee's title, job description (including classification), hire date and current annual salary and most recent annual (or other) bonus or incentive compensation awarded. Schedule 3.13(b) hereto contains a true and complete list of each employee benefit plan, practice, agreement, policy and arrangement maintained, or contributed to, by Fremont and which provides benefits, payments or compensation for any Business Employee ("Plans"). Fremont has provided to Employers Insurance copies of all Plans and all material documents related thereto. Each Plan is being maintained in substantial compliance with all applicable laws and pursuant to the terms thereof. Neither Fremont nor any entity required to be aggregated therewith pursuant to the requirements of Section 414(b) or (c) of the Code and/or Section 4001(b) of ERISA contributes to, or has in the last six years contributed to, or has an obligation to contribute to a multiemployer plan (as that term is defined in Section 4001(a) of ERISA), or has incurred, or could reasonably be expected to incur, any liability under Title IV of ERISA (other than for the payment of Pension Benefit Guaranty Corporation premiums payable in the ordinary course) and/or any accumulated funding deficiency under the minimum funding requirements of Section 412 of the Code. Schedule 3.13(c) hereto contains a true and complete list of each plan, practice, agreement, policy and arrangement which provides for severance, termination and/or outplacement benefits and/or payments for any Business Employee ("Severance Plans"). Fremont has provided to Employers Insurance a true and complete copy of each of the Severance Plans. Except as set forth on Schedule 3.13(c) hereto, during the 12-month period immediately preceding the date of this Agreement, no material modifications have been made to any of the Severance Plans. Each Plan intending to be qualified under Section 401(a) of the Code meets the requirements of 401(a), has received a favorable determination letter from the Internal Revenue Service to such effect and Fremont is not aware of any facts or circumstances that could result in the revocation of such determination letter. Except for COBRA, and Plans intended to be qualified under Section 401(a) of the Code, no Plans provide benefits to employees or former employees following their termination of employment.

     Section 3.14. BROKERS. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Fremont, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Fremont. No broker or other Person is entitled to any broker's, finder's or other similar fee or leasing commission in connection with the procurement of the Subleases or Lease Assignments of any of the Leased Properties.

     Section 3.15. LICENSES AND FRANCHISES. Schedule 3.15 hereto lists (i) all jurisdictions in which Fremont is licensed to issue the Insurance Policies and
(ii) the lines of business which Fremont is authorized to transact in each such jurisdiction. Except as set forth on Schedule 3.15 hereto, (i) Fremont has been duly authorized by the relevant state insurance regulatory authorities to issue the Insurance Policies that it is currently writing, and was duly authorized to issue the Insurance Policies that it is not currently writing at the time such Insurance Policies were issued in the respective states in which it conducts the Business, and (ii) Fremont has all other Permits and authorizations necessary to conduct the Business in the manner and in the areas in which the Business is presently being conducted by Fremont and all such Permits and authorizations are valid and in full force and effect.

     Section 3.16. COMPUTER SOFTWARE AND HARDWARE.

          (a) Schedule 3.16(a) hereto sets forth a true and complete listing of all Computer Software used principally in the conduct of the Business. Schedule 3.16(a) hereto also sets forth whether each such Computer Software is (i) owned by Fremont (the "Owned Principally Used Software") or (ii) licensed by Fremont from a third party (the "Licensed Principally Used Software"). Except as set forth in Schedule 3.16(a), Fremont has neither (i) licensed any of the Owned Principally Used Software to any other Person, or (ii) entered into any exclusive agreements granting rights to the Owned Principally Used Software to any other Person. Schedule 3.16(b) hereto sets forth a true and complete listing of all Computer Software used in both the conduct of the Business and the conduct of Fremont's other businesses and not used principally in the conduct of the Business. Schedule 3.16(b) hereto also sets forth whether each such Computer Software is (i) owned by Fremont (the "Owned Generally Used Software") or (ii) licensed by Fremont from a third party (the "Licensed Generally Used Software"). In addition, Schedule 3.16(b) also includes a list of all licenses, sub-licenses, or other agreements as well as all royalty or similar payment obligations with respect to the Licensed Principally Used Software and the Licensed Generally Used Software, and the renewal or expiration dates for such licenses. Other than as set forth on Schedule 3.16(b) hereto, on the Closing Date Employers Insurance shall have (A) a one hundred percent (100%) undivided ownership interest in the Owned Principally Used Software, including all copyright and other rights in its source code, object code, documentation and all physical copies thereof, free and clear of any royalty or other payment obligations or Liens, (B) the same rights to all Owned Generally Used Software as Fremont had prior to the Closing Date, free and clear of any royalty or other payment obligations or Liens, (C) pursuant to an assignment of all of Fremont's rights with respect to any Licensed Principally Used Software selected by Employers Insurance pursuant to Section 5.12(b) hereof, all rights as were granted or licensed to Fremont prior to the

Closing Date and free and clear of any Liens, subject to the terms and conditions of the assigned licenses to the Licensed Principally Used Software, and (D) pursuant to a sub-license granted by Fremont to Employers Insurance, all rights with respect to any Licensed Generally Used Software selected by Employers Insurance pursuant to Section 5.12(b) hereof, as were granted or licensed to Fremont prior to the Closing Date and free and clear of any Liens, subject to the terms and conditions of the sub-licenses to the Licensed Generally Used Software. On the Closing Date, Fremont shall have the right, power and authority to grant the rights herein granted, licensed, sub-licensed or assigned to Employers Insurance. No restrictions on the use of the Owned Principally Used Software, the Owned Generally Used Software, the Licensed Principally Used Software and/or the Licensed Generally Used Software would materially affect the use of such Computer Software in whole or in part. All Owned Principally Used Software and all Owned Generally Used Software was either created by (i) employees of Fremont as "works-made-for-hire," as such term is defined under Section 101 of the United States Copyright Law, within the scope of their employment, (ii) third parties as "works-made-for-hire," as such term is defined under Section 101 of the United States Copyright Law, pursuant to written agreements with Fremont, or (iii) independent contractors who have assigned all of their rights to Fremont pursuant to written agreements, provided that a copy of any written agreement or assignment referenced in this Section 3.16(a) shall be provided to Employers Insurance upon request. To the extent that Fremont has made enhancements, improvements, or customizations to any Licensed Principally Used Software and the terms pursuant to which any such software is licensed grant ownership rights to Fremont with respect to any such enhancements, improvements, or customizations, all such enhancements, improvements, or customizations shall be deemed to be Owned Principally Used Software regardless of whether any such enhancements, improvements, or customizations are so listed on Schedule 3.16(a).

          (b) Fremont is not in conflict with or violation or infringement of, nor has Fremont received any notice of any such conflict with, or violation, infringement or breach of, any patent, copyright, trade secret or any proprietary rights or contract rights of any other Person with respect to any Owned Principally Used Software, Owned Generally Used Software, Licensed Principally Used Software or Licensed Generally Used Software. No use of any Owned Principally Used Software, Owned Generally Used Software, Licensed Principally Used Software or Licensed Generally Used Software by Fremont as provided hereunder breaches, violates or infringes any rights of any other Person or (except for the payment of computer software licensing or maintenance fees) requires any payment for the use of any patent, trade name, domain name, service mark, trade secret, trademark, copyright or other intellectual property right or technology owned by any other Person. No use of any Owned Principally Used Software or Owned Generally Used Software by any other Person breaches, violates or infringes the rights of Fremont. As to all Owned Principally Used Software and all Owned Generally Used Software, Fremont has full right, title and interest in and to such Computer Software free and clear of Liens, and Fremont's ownership rights and use comply with (i) any and all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity concerning privacy and (ii) the internal policies of Fremont or agreements or promises with other Persons concerning privacy (the "Fremont Privacy Policies"). With respect to Licensed Generally Used Software for which Fremont grants a sub-license to Employers Insurance, Employers Insurance's pro rata share of such actual maintenance fees, if applicable, shall be the same proportion thereof as used for purposes of allocating a share of such fees to the Business on a historical basis. Employers Insurance shall have the right to inspect Fremont's Books and Records with respect to these fees. At Fremont's option, instead of sub-licensing the Licensed Generally Used Software to Employers Insurance, Fremont may assign such licenses to Employers Insurance on a novation basis.

          (c) Schedule 3.16(c) sets forth all computer hardware systems (the "Computer Hardware") owned or leased by Fremont and used in connection with the Business and indicates whether each such Computer Hardware is owned or leased. All Computer Hardware listed on Schedule 3.16(c) has been properly maintained by Fremont in accordance with standards set by the manufacturer of such systems and is in sufficiently good working condition to perform all operations relating to the conduct of the Business. Fremont is not in conflict with or violation or infringement of, nor has Fremont received any notice of any such conflict with or violation, or infringement, or breach of any patent, trade secret or any proprietary rights or contract rights of any other Person with respect to any Computer Hardware.

          (d) Schedule 3.16(d) sets forth all maintenance, support and service agreements relating to the Computer Hardware and Computer Software. True and complete copies of each agreement listed on Schedule 3.16(d) hereto have been delivered or made available to Employers Insurance for its review. Employers Insurance shall have the same right to maintenance, support and services with respect to the Computer Hardware and Computer Software selected by Employers Insurance pursuant to Section 5.12(b) as Fremont had immediately prior to the Closing Date.

     Section 3.17. TECHNOLOGY AND INTELLECTUAL PROPERTY.

          (a) Except as set forth on Schedule 3.17(a), Fremont is the sole and exclusive owner, free and clear of all Liens or licenses to third parties, or has valid and enforceable rights or licenses to use, all (A) patents, (B) such trademarks, service marks, and trade names as are used or have been used at any time since January 1, 1999 in connection with the Business, (C) copyrights and copyrightable materials (including with respect to each of the foregoing clauses
(A), (B) and (C), any registrations, renewals, applications, licenses or rights relating to any of the foregoing), and (D) technology, domain names, trade secrets, inventions, know-how, algorithms, formulas, and confidential or proprietary information of Fremont or other Persons used to carry on the Business at any time since January 1, 1999 and Fremont is the sole and exclusive owner of all rights and all physical copies, free of any royalties, Liens, fees or other charges, of all of Fremont's systems (exclusive of Computer Software, source code and any other rights set forth in Schedule 3.16(a)) and data used to carry on the Business, including, but not limited to, (i) actuarial information (the "Actuarial Information") for pricing workers' compensation coverages of the type which has been provided to the actuaries for the Business on or prior to the Closing Date, including increased limits factors, premium and loss trends and loss development factors, (ii) claims settlement systems and other information (the "Claims Settlement Information") with respect to the settlement of claims regarding workers' compensation insurance coverages for the Business, in both cases including any reproductions thereof or derivative works based thereon, and (iii) other information related to the Business, including information contained in databases or in electronic, optical or other formats (each of the rights pertaining to (A), (B), (C), (D) (i), (ii) and (iii) above, an "Intellectual Property Right"), and Fremont has not received any notice of any infringement of the rights of others with respect to any such Intellectual Property Right. Schedule 3.17(a) sets forth a complete and correct list, as of the date hereof, and a brief description of, (a) patents, patentable inventions, copyrights, trademarks, service marks, trade names, common law trademarks, common law service marks, common law trade names currently in use in connection with the Business or in use at anytime since January 1, 1999

(including any registrations, renewals, applications and licenses or rights relating to any of the foregoing), (b) Intranet or Internet domain name registrations that are owned by Fremont and all registrations, (c) applications for registration of any other Intellectual Property Rights, (d) all trade secrets, algorithms, and formulas, and (e) Actuarial Information and Claims Settlement Information according to the following four categories: (1) Intellectual Property Right owned by Fremont and used principally in the conduct of the Business (such right, the "Owned Principally Used Intellectual Property Right"), (2) Intellectual Property Right licensed by Fremont from a third party and used principally in the conduct of the Business (such right, the "Licensed Principally Used Intellectual Property Right"), (3) Intellectual Property Right owned by Fremont and used in both the conduct of the Business and the conduct of Fremont's other businesses and not used principally in the conduct of Business (such right, the "Owned Generally Used Intellectual Property Right"), and (4) Intellectual Property Right licensed by Fremont from a third party and used in both the conduct of the Business and the conduct of Fremont's other businesses and not used principally in the conduct of Business (such right, the "Licensed Generally Used Intellectual Property Right"). Fremont hereby represents and warrants that Employers Insurance will have the same rights as Fremont did immediately prior to the Closing Date, free and clear of any Liens, to use all Intellectual Property Rights, including without limitation, any confidential or proprietary information, currently used in the Business.

          (b) With respect to all issued patents, registered trademark and service marks, copyrights and domain names, as well as any applications for each of the foregoing, Schedule 3.17(b) sets forth the jurisdiction in which each such right is registered or in which any application for such issuance has been filed, and except as set forth in Schedule 3.17(b), all such rights are valid and subsisting. With respect to all Owned Principally Used Intellectual Property Rights, Schedule 3.17(b) sets forth all licenses, sub-licenses and other agreements pursuant to which any Person is authorized to use any Owned Principally Used Intellectual Property Rights.

          (c) Schedule 3.17(c) sets forth a list of all licenses, sub-licenses or other agreements as well as all royalty or similar payment obligations with respect to the Licensed Principally Used Intellectual Property Rights and the Licensed Generally Used Intellectual Property Rights, and the renewal or expiration dates for such licenses. Except as set forth on Schedule 3.17(c) hereto, on the Closing Date Employers Insurance shall have (A) exclusive ownership of all rights whatsoever in the Owned Principally Used Intellectual Property Rights, free and clear of any royalty or other payment obligations or Liens, (B) pursuant to the Intellectual Property Rights License Agreements as stated in Section 5.13(b) below, the same rights to all Owned Generally Used Intellectual Property Rights as Fremont had prior to the Closing Date, free and clear of any royalty or other payment obligations or Liens, (C) pursuant to an assignment of all of Fremont's rights with respect to any Licensed Principally Used Intellectual Property Rights selected by Employers Insurance pursuant to
Section 5.12(a) hereof, all rights as were granted or licensed to Fremont prior to the Closing Date and free and clear of any Liens, subject to the terms and conditions of the assigned licenses to the Licensed Principally Used Intellectual Property Rights, and (D) pursuant to a sub-license granted by Fremont to Employers Insurance, all rights with respect to any Licensed Generally Used Intellectual Property Rights selected by Employers Insurance pursuant to Section 5.12(a) hereof, as were granted or licensed to Fremont prior to the Closing Date and free and clear of any Liens, subject to the terms and conditions of the sub-licenses to the Licensed Generally Used Intellectual

Property Rights. On the Closing Date, Fremont shall have the right, power and authority to grant the rights herein granted, licensed, sub-licensed or assigned to Employers Insurance. No restrictions on the use of the Owned Principally Used Intellectual Property Rights, the Owned Generally Used Intellectual Property Rights, the Licensed Principally Used Intellectual Property Rights and/or the Licensed Generally Used Intellectual Property Rights would materially affect the use of such Intellectual Property Rights in whole or in part. All copyrights and copyrightable materials that are Owned Principally Used Intellectual Property Rights or Owned Generally Used Intellectual Property Rights were either created by (i) employees of Fremont as "works-made-for-hire," as such term is defined under Section 101 of the United States Copyright Law, within the scope of their employment, (ii) third parties as "works-made-for-hire," as such term is defined under Section 101 of the United States Copyright Law, pursuant to written agreements with Fremont, or (iii) independent contractors who have assigned all of their rights to Fremont pursuant to written agreements, provided that a copy of any written agreement or assignment referenced in this Section 3.17(c) shall be provided to Employers Insurance upon request. Except as set forth on Schedule 3.17(c), Fremont has neither (i) licensed any of the Owned Principally Used Intellectual Property Rights to any other Person or (ii) entered into any exclusive agreements granting rights to the Owned Principally Used Intellectual Property Rights to any other Person.

          (d) No use of any Intellectual Property Right by Fremont or Employers Insurance, or transfer of ownership to Employers Insurance, hereunder breaches, violates or infringes, or will breach, violate or infringe any rights of any other Person or requires any payment for the use of any patent, trade name, service mark, trade secret, trademark, copyright or other intellectual property right or technology owned by any other Person. No use of any Intellectual Property Right by any other Person breaches, violates or infringes the rights of Fremont.

          (e) Except as set forth on Schedule 3.17(e), since January 1, 1999 Fremont has been in compliance with (i) any and all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity concerning privacy and (ii) any and all Fremont Privacy Policies. Fremont is not prohibited by any applicable statutes, laws, ordinances rules, regulations or orders of any Governmental Entity concerning privacy or by any Fremont Privacy Policies from providing Employers Insurance with any information, including without limitation, Customer Lists, and any other customer and policyholder information and Intellectual Property Rights, that has been, or will be, provided to Employers Insurance prior to, on or after the date hereof, in connection with the transactions contemplated hereby or by the Ancillary Agreements or by the other agreements contemplated hereby and thereby.

          (f) Except as set forth on Schedule 3.17(f), as of the Closing Date, there are no actions that must be taken by Fremont within one hundred eighty
(180) days following the date of this Agreement that, if not taken, will result in the loss of any Intellectual Property Right, including without limitation the payment of any registration, maintenance or renewal fees, or the filing of any responses, documents, applications or certificates for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Intellectual Property Right.

     Section 3.18. INSURANCE POLICIES. Schedule 1.01(b)(i) is a true, complete and correct list of the Clarendon Program Insurance Policies and, as such, it constitutes the entirety of workers' compensation insurance policies written by Clarendon pursuant to the Clarendon Reinsurance/Cession Program in effect as of April 30, 2002. Schedule 1.01(b)(ii) is a true, complete and correct list of the Fremont Policies and, as such, it constitutes the entirety of workers' compensation insurance policies written by Fremont in effect as of April 30, 2002.

     Section 3.19. INSURANCE BUSINESS. Except as set forth on Schedule 3.19 hereto:

          (a) The Insurance Policies, as well as any related application form, written advertising material and rate or rule currently marketed by Clarendon pursuant to the Clarendon Reinsurance/Cession Program or by Fremont, in the Business, the use or issuance of which requires filing or approval, have been appropriately filed, and if required, approved by the insurance regulatory authorities of any state in which such policies and forms are required to be filed and not objected to by such authorities within the period provided for objection. All such policies and certificates, forms, applications, advertising materials and rates or rules are in compliance with all applicable laws in effect and regulations;

          (b) Since March 1, 2002, no form of workers' compensation insurance coverage written by Clarendon pursuant to the Clarendon Reinsurance/Cession Program or by Fremont, has been amended and no sales of workers' compensation insurance coverage using any new forms have been commenced;

          (c) There is no dispute, action, suit, proceeding or arbitration pending or threatened, between Fremont and any reinsurer or between Clarendon and any reinsurer involving claims or losses relating to the Business or any reinsurance policy issued in connection therewith;

          (d) Except in the ordinary course of business, (i) neither Fremont nor Clarendon is liable to pay Commissions upon the renewal of any Insurance Policy and (ii) neither Fremont nor Clarendon is a party to any agreement providing for the collection of insurance premiums payable to Fremont or Clarendon by any other Person in connection with the Insurance Policies;

          (e) The underwriting standards utilized and ratings applied by Fremont and/or Clarendon with respect to the in force Insurance Policies outstanding as of the date hereof and as of the Closing Date have been provided to Employers Insurance and conform, with respect to any such contract reinsured in whole or in part, to the standards and ratings required pursuant to the terms of the related reinsurance or other similar contracts, and such standards are in accordance with generally accepted insurance practices. Fremont has provided Employers Insurance with copies of all written underwriting policies in connection with the Business;

          (f) To the Knowledge of Fremont, (i) each insurance agent or broker, at the time such agent or broker wrote, sold or produced any Insurance Policy, was duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for Fremont or Clarendon in connection with the Business and (ii) no such insurance agent or broker violated (or with notice or lapse of time or both would have violated) any term or provision of any law or order in connection with any Insurance Policy;

          (g) Neither Fremont nor, to the Knowledge of Fremont, Clarendon or employees, agents (including agents acting through general agents and brokers), regional directors, brokers, representatives or persons acting on their respective behalf are subject to any market conduct claim relating to in force Insurance Policies; neither Fremont nor, to the Knowledge of Fremont, Clarendon have received notice of or are aware of any action by Fremont or, to the Knowledge of Fremont, Clarendon or any of their respective employees, agents (including agents acting through general agents and brokers), brokers, regional directors, representatives or persons acting on their behalf that could reasonably be expected to give rise to a market conduct claim relating to in force Insurance Policies; and the sales practices of Fremont and, to the Knowledge of Fremont, Clarendon and their respective agents (including agents acting through general agents and brokers), regional directors, brokers, representatives or persons acting on their behalf in connection with in force Insurance Policies are and have been in compliance with all applicable laws and regulations from and after January 1, 1999; and

          (h) To the Knowledge of Fremont, as of the date of this Agreement, Clarendon pursuant to the Clarendon Reinsurance/Cession Program and Fremont are processing Insurance Policies in accordance with workers' compensation industry standards.

     Section 3.20. CANCELLATIONS. Since January 1, 2002, through the date of this Agreement, except as set forth on Schedule 3.20 hereto, no Person or group of Persons acting in concert, writing, selling or producing insurance business, which in the aggregate accounted for five percent or more of the gross premium income of the Business for the year ended May 31, 2001, has terminated or substantially reduced, or threatened to terminate or substantially reduce, its relationship with Fremont or Clarendon. Since January 1, 2002, through the date of this Agreement, except as set forth on Schedule 3.20 hereto, no policyholder or group of policyholders acting in concert has canceled or non-renewed or given notice of its intent to cancel or non-renew, any policy representing in excess of five percent of the gross earned premiums of the Business for the year ended May 31, 2001.

     Section 3.21. REGULATORY FILINGS. Except as set forth on Schedule 3.21 hereto, Fremont has filed all reports, statements, documents, registrations, filings or submissions required to be filed by Fremont to the extent they relate to the Business. All such registrations, filings and submissions since January 1, 1999 were in compliance with applicable law when filed or as amended or supplemented, and no deficiencies have been asserted by any Governmental Entity with respect to such registrations, filings or submissions that have not been satisfied.

     Section 3.22. REAL PROPERTY; LEASES.

          (a) Schedule 3.22(a) hereto sets forth a true and complete list and summary description (stating the name of lessor, name of lessee, expiration date, renewal option regarding each lease and any consent of the lessor, mortgagee or other third party required to maintain the effectiveness of the lease in connection with the transactions contemplated hereby) of all real estate currently occupied or leased by Fremont in connection with the Business together with a brief description of the structures located thereon (the "Leased Properties"). All of such leases are valid and in full force and effect, all rents and additional rents and other assessments due to date on each such lease have been paid. Neither Fremont nor any Affiliate lessee is in default under any of such leases and no lessor is in default under any of such leases. No material waiver, indulgence or postponement of the obligations of Fremont or Affiliate lessee under such leases has been granted by the lessor, and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default thereunder by Fremont or Affiliate lessee or by lessor.

          (b) Neither Fremont nor any Affiliate lessee owns any real property in respect of the leases set forth on Schedule 3.22(a) hereto, except for the leasehold improvements listed on Schedule 3.22(b) hereto and the capital improvements set forth on Schedule 3.22(b).

          (c) Fremont enjoys peaceful and undisturbed possession under all such applicable leases, none of which contain any provisions that will impair or adversely affect its ability to operate as it has in the past. No notice of violation of any ordinance or administrative regulation (including any zoning or building law) has been received by Fremont with respect to any real property leased by Fremont. If the consents specified on Schedule 3.22(a) are obtained, the continuation, validity and effectiveness of such leases under the current terms thereof will in no way be affected by the consummation of the transactions contemplated herein. Neither Fremont nor any Affiliate lessee has any capital expenditure obligations under such leases. The property leased by Fremont in respect of the Business is in a state of reasonable maintenance and repair and is adequate and suitable for the Business as it is currently being conducted. Neither the whole nor any portion of the real property occupied by Fremont or any Affiliate lessee in respect of the Business is being condemned or otherwise taken by any public authority, nor is any such condemnation or taking threatened or contemplated.

          (d) Each of the Leased Properties consists of conventional office space, appropriate for use in the Business. None of the leases involve rentable square footage exceeding 200,000 square feet and/or base rental payments in excess of $8.5 million per year. Fremont has not received notice, and Fremont is not aware, of any default, litigation or any other matters (including, without limitation, environmental matters) or conditions, with respect to any of the leases, which threaten to expose Fremont to liability on account thereof.

          (e) Except for matters set forth on Schedule 3.22(e):

               (i) Fremont's operations in respect of the Business and the Leased Properties are in compliance with all Environmental Laws and Fremont has obtained and is in compliance with all permits, licenses and other authorizations required by governmental authorities pursuant to Environmental Laws for the Leased Properties as well as Fremont's operations in respect of the Business.

               (ii) No Hazardous Materials have been Released, or threatened to be Released, on, at, under, onto, or from the Leased Properties, nor were any Hazardous Materials generated, used, stored, treated or disposed of on the Leased Properties.

               (iii) There are no Environmental Claims pending or threatened against: (A) Fremont relating to the Business; (B) the Leased Properties; or (C) any persons or entities whose liability Fremont may have assumed or retained contractually or by operation of law relating to the Business.

               (iv) Fremont has not received any notice that any Hazardous Materials have been Released on any properties adjacent to the Leased Properties which could migrate onto any of the Leased Properties.

     Section 3.23. LABOR RELATIONS AND EMPLOYMENT.

          (a) Except to the extent set forth on Schedule 3.23 hereto, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or threatened against or affecting Fremont in connection with the Business, and, since January 1, 1999, there has not been any such action, (ii) there have been no union claims to represent the employees of Fremont in connection with the Business for the last three years and there are no current union organizing activities among such employees, (iii) Fremont is not a party to or bound by any collective bargaining or similar agreement with any labor organization applicable to Fremont's employees in connection with the Business, and (iv) there are no material written personnel policies, rules, agreements or procedures applicable to Fremont's employees in connection with the Business, true and correct copies of which have heretofore not been made available to Employers Insurance.

          (b) To the Knowledge of Fremont, except as set forth on Schedule 3.23 hereto, since January 1, 1999, Fremont has been in compliance with respect to the Business with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment, and Fremont has not engaged in or is not engaged in any unfair labor practices, nor has it discriminated on the basis of race, age, sex, disability or otherwise in its employment conditions or practices with respect to its employees. Except as noted on Schedule 3.23 hereto, since January 1, 1999, no unfair labor practice complaints, actions, suits, charges, grievances, arbitrations, employee proceedings or investigations have been filed against Fremont with any governmental or regulatory agency and Fremont has not received any notice or communication reflecting an intention or threat to file any such complaint. Since January 1, 1999, no Person has made any claim and there is no basis for any claim against Fremont arising out of any statute, ordinance or regulation relating to the terms and conditions of employment or discrimination with respect to employees or employment practices. Fremont is not a party to or otherwise bound by any consent decree with or citation by any governmental entity relating to Fremont's employee's or employment practices. Fremont is in compliance with its obligations with respect to the Fremont's employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification obligations arising under any agreement, statute or otherwise.

          (c) All individuals who provide services to Fremont who are required to be treated as an employee under any applicable laws have been so treated.

     Section 3.24. TAX MATTERS. Other than as referenced in Section 2.01(c) hereof, Fremont has no liability or obligation in respect of Taxes that would adversely affect Employers Insurance, the Business or the consummation of the transactions contemplated hereby.

     Section 3.25. REINSURANCE AND RETROCESSIONS.

          (a) The Clarendon Reinsurance Agreement is valid and in full force and effect prior to Inception Date and will terminate as of the Inception Date.

          (b) Schedule 3.25(b) sets forth a true and complete list of all voluntary or involuntary ceded reinsurance and retrocession treaties, agreements or other contracts of ceded reinsurance in force and relating to the Business as of the date of this Agreement to which Fremont is a party, any terminated or expired treaty or agreement of ceded reinsurance relating to the Business under which there remains any outstanding liability from one or more reinsurers with respect to paid or unpaid cash reserves, and any treaty or agreement of ceded reinsurance relating to the Business with Fremont (collectively, the "Outward Reinsurance Agreements"), the effective date of each Outward Reinsurance Agreement, and the termination date of Outward Reinsurance Agreements which has a definite termination date. Except as set forth on Schedule 3.25(b), there have been no changes since December 31, 2001 in the way ceded reinsurance premiums are allocated to Fremont or its line of business. As of the date of this Agreement, all Outward Reinsurance Agreements are in full force and effect to the respective dates noted on such Schedule 3.25(b), and Fremont is not in default in any respect as to any provision of any Outward Reinsurance Agreements or has failed to meet any standards required for any business reinsurance thereunder. All allocations of premiums and receivables with respect to Outward Reinsurance among one or more entities that constitute Fremont are fairly and equitably allocated among such entities. All cessions under the Outward Reinsurance Agreements relating to the Clarendon Reinsurance/Cession Program will cease as of the Inception Date.

          (c) Schedule 3.25(c) sets forth a true, complete and correct list of all voluntary or involuntary assumed reinsurance and retrocession treaties, agreements or other contracts of assumed reinsurance in force and relating to the Business as of the date of this Agreement to which Fremont is a party, any terminated or expired treaty or agreement of assumed reinsurance relating to the Business under which there remains any outstanding liability with respect to paid or unpaid cash reserves, and any treaty or agreement of assumed reinsurance relating to the Business with Fremont (collectively, the "Inward Reinsurance Agreements"), indicating the effective date of each Inward Reinsurance Agreements, the termination date of Inward Reinsurance Agreements which has a definite termination date and whether such Inward Reinsurance Agreement is covered by any retrocession arrangement. Except as set forth on Schedule 3.25(c), there have been no changes since December 31, 2001 in the way assumed reinsurance premiums are allocated to Fremont or its line of business. As of the date of this Agreement, all Inward Reinsurance Agreements are in full force and effect to the respective dates noted on such Schedule 3.25(c), and Fremont is not in default in any respect as to any provision of any Inward Reinsurance Agreements or has failed to meet any standards required for any business reinsurance thereunder. All allocations of premiums and receivables with respect to Inward Reinsurance among one or more entities that constitute Fremont are fairly and equitably allocated among such entities.

     Section 3.26. ENVIRONMENTAL MATTERS. To the Knowledge of Fremont:

          (a) The Business and the Transferred Assets are in compliance with all Environmental Laws and have obtained and complied with all permits, licenses and other authorizations required by any Governmental Entities pursuant to Environmental Laws.

          (b) No Hazardous Materials have been Released, or threatened to be Released, on at, under, onto, or from any of the Transferred Assets, nor were any Hazardous Materials generated, used, stored, treated or disposed of or on the Tangible Assets.

          (c) There are no Environmental Claims pending or threatened against Fremont arising out of Fremont's investment in or ownership of the Transferred Assets.

     Section 3.27. ENTIRE LIABILITIES. To the Knowledge of Fremont, the liabilities disclosed in the Financial Statements and the Schedules hereto (other than Schedules 4.03, 4.04, 5.12(a), 5.12(b) and 5.12(c)) constitute all of the liabilities relating to the Business.

     Section 3.28. DISCLOSURE. None of (i) this Agreement, (ii) the Ancillary Agreements and (iii) the Schedules hereto contains any material misstatement of facts or omits any material facts necessary to be stated in order to make the statements herein or therein not misleading.


                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF EMPLOYERS INSURANCE

     Employers Insurance hereby makes the following representations and warranties to Fremont that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article IV):

     Section 4.01. ORGANIZATION, STANDING AND AUTHORITY. Employers Insurance is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on the operations of its business as it is now being conducted.

     Section 4.02. AUTHORIZATION. Employers Insurance has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, under each of the Ancillary Agreements and under the other agreements and instruments contemplated hereby and thereby to be executed by it. The execution and delivery by Employers Insurance of this Agreement and the execution and delivery by Employers Insurance of the Ancillary Agreements to be executed by it, and the performance by Employers Insurance of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Employers Insurance. This Agreement has been duly executed and delivered by Employers Insurance and, subject to the due execution and delivery hereof by Fremont, this Agreement is a valid and binding obligation of Employers Insurance, enforceable against Employers Insurance in accordance with its terms, subject to enforceability as to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights. As of the Closing Date, each Ancillary Agreement and each of the other agreements and instruments contemplated hereby and thereby executed and delivered by Employers Insurance will have been duly executed and delivered by Employers Insurance, and, subject to the due execution and delivery of such agreements by the other parties thereto, each Ancillary Agreement and each of the other agreements and instruments contemplated hereby and thereby executed by Employers Insurance is a valid and binding obligation of Employers Insurance, enforceable against Employers Insurance, in accordance with its terms, subject to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights.

     Section 4.03. NO CONFLICT OR VIOLATION, ETC. Except as disclosed on
Schedule 4.03 hereto, the execution and delivery by Employers Insurance of this Agreement and of the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby to which they are parties do not, and the consummation by Employers Insurance of the transactions contemplated by this Agreement and by such Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the Articles of Incorporation or By-laws of Employers Insurance, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of Employers Insurance under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which Employers Insurance is a party or by which it or any of its assets is bound or affected, or (iii) subject to the matters referred to in the next sentence, contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Employers Insurance or any of its Subsidiaries or any of its respective properties or assets, except in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults, terminations, cancellations, accelerations and contraventions which would not individually or in the aggregate have an Employers Insurance Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity, is required to be obtained or made by or with respect to Employers Insurance or any of its Subsidiaries, in connection with the execution and delivery of this Agreement, of the Ancillary Agreements or the other agreements and instruments contemplated hereby and thereby by Employers Insurance or the consummation by Employers Insurance of the transactions contemplated hereby and thereby, except for, to the extent required, the approvals, filings or notices required under the insurance laws of the State of California and the filings in the jurisdictions in which the Business currently conducts operations, or such other consents, approvals, authorizations, declarations, filings or notices the failure of which to make or obtain would not have an Employers Insurance Material Adverse Effect.

     Section 4.04. COMPLIANCE WITH LAWS. Except as disclosed on Schedule 4.04 hereto, Employers Insurance is in compliance with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity, except for such noncompliance which individually or in the aggregate would not reasonably be expected to have an Employers Insurance Material Adverse Effect.

     Section 4.05. BROKERS. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Employers Insurance, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Employers Insurance. No broker or other Person is entitled to any broker's, finder's or other similar fee or leasing commission in connection with the procurement of the Subleases or Lease Assignments of any of the Leased Properties.


                                    ARTICLE V
                                    COVENANTS

     Section 5.01. CONDUCT OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Fremont shall carry on the Business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use its best efforts to preserve intact the current business organization of the Business, preserve the rights, franchises, goodwill and relations of its customers, preserve the Permits issued to Fremont in full force and effect consistent with past practice, keep available the services of the Business Employees and other employees directly involved in the Business and preserve its relationships with agents, brokers, intermediaries, insureds, reinsureds and others having business dealings with the Business. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, except as otherwise provided in this Section 5.01 or as expressly permitted by this Agreement, Fremont shall not, without the prior written consent of Employers Insurance:

          (a) (i) other than in the ordinary course of business consistent with past practice, terminate, transfer or otherwise dispose of any assets which would otherwise be Transferred Assets; or (ii) (A) enter into, modify or change in any material respect any material Contract, or (B) reallocate any assets currently owned, used or held for use by one unit or division of the Business to any unit or division of any Affiliate of Fremont that are not related to the Business.

          (b) (i) permit or allow any of the Transferred Assets to become subject to any Liens except Permitted Liens, (ii) waive or settle any claims or rights relating to the Business, except in the ordinary course of business consistent with past practices, (iii) grant any increase in the compensation or benefits of or increase or promise to increase, or establish any new employee benefit plan or plan of compensation for any of the Business Employees (including any such increase pursuant to any wage, salary, incentive, bonus, pension, profit-sharing or other plan or commitment), except for increases in the ordinary course of business for non-management employees consistent with past practices, or (iv) adopt, enter into or amend any Plan or Severance Plan;

          (c) make any change, in a manner which would be adverse to the Business, in accounting methods, principles or practices used by Fremont in connection with the Business, including without limitation any change with respect to establishment of reserves for losses and loss adjustment expenses, except insofar as may be required by a change in GAAP, tax accounting principles or statutory accounting practices prescribed by applicable Governmental Entities or as may be required by law or any Governmental Entity;

          (d) enter into or renew, in a manner which would be adverse to the Business, any Contract;

          (e) make or propose to make any change, in a manner which would be adverse to the Business, in its workers' compensation underwriting, pricing, claims, risk retention, marketing and reinsurance practices or policies, or make any change in a manner which would be adverse to the Business;

          (f) issue, amend or renew any workers' compensation insurance coverage that would be reinsured under the EICN Reinsurance Agreement but does not conform to Fremont's underwriting, pricing and risk retention standards, practices and policies in effect on the date hereof and as provided to Employers Insurance;

          (g) terminate or change the terms of the Clarendon Reinsurance/Cession Program;

          (h) enter into, renew, terminate or commute any Outward Reinsurance Agreement or other reinsurance or retrocession agreement relating to the Business or fail to maintain in effect any Outward Reinsurance Agreement;

          (i) terminate or change the terms of the agreements with respect to the Integrated Medi-Comp Program or the ADP Program; or

          (j) except as may be required by any Governmental Entity, commit or agree to take any of the foregoing actions.

     Section 5.02. NO SOLICITATION.

          (a) During the period from the date of this Agreement to the Closing Date, Fremont shall not, nor shall it permit any of its Affiliates or any officer, director, employee, shareholder, representative or agent (each, a "Representative"; collectively, "Representatives") to, directly or indirectly, solicit, initiate, maintain or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into an agreement or understanding with any Person or entity or group of Persons or entities (other than Employers Insurance and its Affiliates) concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition of the Business or other transaction that would result in the transfer to any such Person or entity or group of Persons or entities of all or any substantial part of the Business or assets thereof, or all or any substantial equity interest in Fremont (other than as contemplated pursuant to the Agreement). Fremont shall promptly notify Employers Insurance of any such discussions or negotiations.

          (b) Promptly after the execution of this Agreement, Fremont will use its best efforts to pursue, pursuant to the terms of any confidentiality agreements under which information concerning the Business has been provided to potential purchasers of the Business ("Third Party Confidentiality Agreements"), the return from or, in any case where they are not returned to Fremont, proof of destruction thereof by, all third parties and their representatives of all confidential information provided to them in connection with or concerning the Business. On or prior to the Closing Date, Fremont shall assign to Employers Insurance its rights under any Third Party Confidentiality Agreements, except to the extent that any such assignment is prohibited by the terms of any such Third Party Confidentiality Agreement, in which case the Parties hereto shall cooperate to provide Employers Insurance, to the fullest extent practicable, the benefits thereof. Schedule 5.02 hereto is a true and complete list of all Third Party Confidentiality Agreements.

     Section 5.03. ACCESS TO INFORMATION; CONFIDENTIALITY. Fremont shall afford to Employers Insurance and to the Representatives of Employers Insurance reasonable access, during normal business hours during the periods (a) prior to the Closing Date, to all of the (i) Books and Records and Transferred Assets and
(ii) personnel involved in the Business, (b) prior to the Inception Date, to all of the Clarendon Program Insurance Policies, and (c) prior to the respective expiration dates of the Fremont Policies, to all of the Fremont Policies and, during such periods, shall furnish as promptly as reasonably practicable to Employers Insurance such information concerning the Business as Employers Insurance may from time to time reasonably request, provided that such access shall not unreasonably interfere with Fremont's continuing operations. From the Closing Date to the Service Date, Fremont shall make reasonable accommodation to permit such Representatives of Employers Insurance to effectively monitor and supervise the Business Employees. Employers Insurance agrees that it will hold, and will cause its Affiliates and each of their respective Representatives to hold, any information so obtained in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated February 11, 2002 (the "Confidentiality Agreement"), between Fremont and EICN. No investigation or review by Employers Insurance or any of its Representatives shall affect or be deemed to modify any of the representations, warranties, covenants or agreements of Fremont under this Agreement or otherwise; it being understood that, notwithstanding any right of Employers Insurance to fully investigate the affairs of Fremont and notwithstanding any knowledge of facts determined or determinable by Employers Insurance pursuant to any such investigation or right of investigation, Employers Insurance has the right to rely fully upon the representations, warranties, covenants and agreements of Fremont contained in this Agreement, any Ancillary Agreement, any other agreement or instrument contemplated hereby or thereby or any Schedule, Exhibit or certificate in respect hereof and thereof.

     Section 5.04. REASONABLE BEST EFFORTS. Unless otherwise provided in this Agreement, upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and by the Ancillary Agreements.

     Section 5.05. CONSENTS, APPROVALS AND FILINGS.

          (a) Fremont and Employers Insurance will make and cause their respective Affiliates to make all necessary filings with Governmental Entities, as soon as practicable, including, without limitation, any filing required under state insurance laws in order to facilitate prompt consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements. In addition, Fremont and Employers Insurance will each use its reasonable best efforts (without the payment of money or the commencement of litigation), and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and by the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby and (ii) to obtain as promptly as practicable all necessary consents, approvals, permits or authorizations of Governmental Entities and consents or waivers of all third parties necessary or advisable for the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby. Each of Fremont and Employers Insurance shall use its reasonable best efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

          (b) Each of the Parties shall notify the other Party and keep it advised as to the status of all applications to, and proceedings before, Governmental Entities in connection with the transactions contemplated by this Agreement and by the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby. Each of the Parties shall provide to the other Party copies of all applications or other correspondence or materials relating to the Business in advance of filing or submission thereof to Governmental Entities in connection with the transactions contemplated by this Agreement and by the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby.

     Section 5.06. NOTIFICATION. Each Party shall notify the other Party and keep it advised as to (i) any litigation or administrative proceeding pending and known to it or threatened which challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby and by the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby, (ii) the occurrence of any Fremont Material Adverse Effect or Employers Insurance Material Adverse Effect, and (iii) the occurrence of any breach by the other Party hereto of such Party's representations, warranties or covenants under this Agreement or any Ancillary Agreement or the other agreements and instruments contemplated hereby and thereby.

     Section 5.07. FURTHER ASSURANCES. On and after the Closing Date, Fremont and Employers Insurance shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of this Agreement, any Ancillary Agreement or the other agreements and instruments contemplated hereby and thereby or consummate any of the transactions contemplated by this Agreement, any Ancillary Agreement or the other agreements and instruments contemplated hereby and thereby. Following the Closing, if any asset or employee of Fremont or any Fremont's Affiliate is identified that should have been a Transferred Asset or should have been a Business Employee, Fremont shall, or shall cause such Affiliate to, (i) in the case of an asset, transfer such asset to Employers Insurance and (ii) in the case of an employee, permit Employers Insurance to offer to employ such employee.

     Section 5.08. EXPENSES.

          (a) Except as otherwise specifically provided in this Agreement, the Parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement or any Ancillary Agreement and the other agreements and instruments contemplated hereby and thereby and consummation of the transactions contemplated hereby and thereby, including all fees and expenses of agents, representatives, counsel, financial advisors, actuaries and accountants; provided, that all costs and expenses incurred in the separation of the Business from Fremont or any of its Affiliates, other than those costs and expenses contemplated by Section 5.10(e) hereof and those costs and expenses relating to the provisional transition services described in the Transition Services and Facilities Agreement, but including, without limitation, costs and expenses incurred in connection with transferring the Transferred Assets to the possession of Employers Insurance, claim file separation, policy file separation, physically separating hardware and software and security, shall be shared equally by Fremont and Employers Insurance. With respect to separation of data and systems, Fremont agrees to take all actions necessary to enable Employers Insurance to operate all of the data processing systems used in the Business as of a specified date mutually agreed between Fremont and Employers Insurance (the "Conversion Date") on an environment functionally identical to the environment on which such systems are operated as of the Conversion Date and physically separate from such environment, using the same application software used in the Business on the Conversion Date, which shall be substantially equivalent to those used as of the Closing Date. Fremont further agrees to deliver to Employers Insurance machine readable files containing all data of the Business that is contained in machine readable files as of the Conversion Date, with each transferred file to be prepared for reading and manipulation using the application, operating system, machine language, data field format, and field content to the file in which such data resides as of the Conversion Date (a file conversion process commonly referred to as a "flat file"). Fremont and Employers Insurance each agrees to take reasonable actions to minimize the cost of the foregoing work. The Conversion Date shall be a date as soon as practicable but in no event more than one (1) year after the Inception Date.

          (b) Upon Closing of the transactions contemplated by this Agreement, the Ancillary Agreement and any other agreements and instruments contemplated hereby and thereby, Employers Insurance shall reimburse Fremont for the expenses (the "Closing Reimbursed Expenses") that Fremont incurs in connection with the Business Employees during the period from June 1, 2002 through the Closing Date. Such Closing Reimbursed Expenses shall be calculated based on the product of (X) a fraction of which the numerator is the number of days from June 1, 2002 through the Closing Date and the denominator is 30 days, multiplied by (Y) $2,000,000.

          (c) In the event that this Agreement is terminated pursuant to Article XI hereof, Employers Insurance agrees to reimburse Fremont for employee-related expenses in the amount of $1,000,000.

     Section 5.09. EMPLOYEES AND EMPLOYEE BENEFITS. The provisions of this
Section 5.09 shall govern the treatment of the Selected Employees, Excluded Employees, Business Employees and Acquired Employees.

          (a) Prior to the Closing Date, Employers Insurance and/or one or more of its Affiliates as Employers Insurance may designate shall make a written offer of employment, either individually and/or as a group, effective as of the Service Date, to a selected group of the individual Business Employees that it and/or one or more of its Affiliates choose to hire from the Business Employees identified on Schedule 3.13(a) hereto (the "Selected Employees"), which Selected Employees shall be listed on Schedule 5.09(a) hereto. Employers Insurance and/or one or more of its Affiliates shall use their sole discretion in determining the Business Employees to whom it and/or its designated Affiliate make an offer of employment. The Selected Employees who accept, on or prior to the Closing Date or a later date as permitted by Employers Insurance, employment with Employers Insurance, effective as of the Service Date, shall be referred to as the "Acquired Employees." Fremont shall transfer or cause to be transferred the employment of all Acquired Employees effective as of 11:59 P.M., Pacific Daylight Time, on the date immediately preceding the Service Date and may terminate any remaining Business Employees who are not Acquired Employees on or before the Closing Date. Nothing in this Agreement shall be construed as limiting in any way the right of Employers Insurance or any of its Affiliates, on and after the Service Date, to terminate the employment of any Acquired Employee, to change his or her salary or wages or to modify benefits or other terms and conditions of employment of Acquired Employees.

          (b) Fremont agrees that for a period of two (2) years following the Service Date, it will not solicit for re-hire, without Employers Insurance's and/or its designated Affiliates' prior consent, any employee who is an Acquired Employee; provided, however, Fremont shall not be prohibited from re-hiring any Acquired Employees who seeks employment with Fremont in response to any general solicitation for employment.

          (c) Fremont hereby covenants and agrees that (i) with respect to each Business Employee, for the period from the date of this Agreement to the Service Date, neither it nor any of its Affiliates shall, directly or indirectly, solicit for employment for the period following the Service Date with Fremont or any of its Affiliates, any current employee, agent, broker or distributor of the Business, and (ii) for a period of two (2) years following the Service Date, neither it nor any of its Affiliates shall, without the prior written consent of Employers Insurance, directly or indirectly, solicit for employment or enter into an agency relationship with Fremont or any of its Affiliates, any current employee, agent, broker or distributor of the Business; provided, however, that nothing shall preclude Fremont or any of its Affiliates from employing any Business Employee to the extent that such Business Employee was not offered employment by Employers Insurance or any of its Affiliates pursuant to Section 5.09(a) hereof.

          (d) Fremont remains solely responsible and liable in all respects for any Business Employee and Excluded Employee who is not an Acquired Employee.

          (e) In connection with the transfer of employment of Acquired Employees by Fremont and/or its Affiliates, Fremont agrees to:

               (i) Be responsible for all welfare benefits relating to Acquired Employees and which are accrued prior to the Service Date. For this purpose, a benefit shall be deemed to accrue when the medical or other service giving rise thereto is performed, except that: (i) in the case of a death benefit, such accrual shall be deemed to occur on the date of death, and (ii) in the case of short-term disability, such accrual shall be deemed to occur on the effective date of the first short-term disability benefit payment, and (iii) in the case of long-term disability, such accrual shall be deemed to occur on the effective date of the first long-term disability benefit payment, or if applicable, the date the first short-term disability benefit was paid relating to the same disability; and

               (ii) Make available to Employers Insurance and any of its designated Affiliates as soon as practicable after the Service Date data and records regarding the Acquired Employees that the parties mutually agree are appropriate to possess.

          (f) Fremont shall be responsible for compliance with all applicable requirements of the Worker Adjustment and Retraining Notification Act or any similar state or local law ("WARN") arising out of, or relating to, any actions taken by Fremont and/or its Affiliates with respect to the transaction contemplated by this Agreement.

          (g) Employers Insurance and its Affiliates shall not assume any liabilities or obligations under any Fremont and/or any Affiliates' Plan, Severance Plan and any other employment, incentive, retirement, benefit and severance plan, policy, agreement or arrangement or any similar plan, policy, agreement or arrangement.

     Section 5.10. COMPUTER SOFTWARE AND HARDWARE.

          (a) (i) With respect to all Licensed Principally Used Software and all Licensed Generally Used Software listed on the Final Schedule 5.12(b) hereto as requiring third party consents to assignment or sub-license, Fremont shall use its best efforts to obtain from the licensors of the Licensed Generally Used Software and the licensors of the Licensed Principally Used Software the right for Employers Insurance to operate the Licensed Generally Used Software and the Licensed Principally Used Software as stated herein and in Section 3.16 hereof; provided, however, to the extent that governmental consents or consent from other Persons are required for such assignment or sub-license and such consents have not been obtained prior to the Closing Date, Fremont shall use its best efforts to obtain such consents and effect such assignment or sub-license pursuant to Section 2.04 hereof; (ii) with respect to Licensed Generally Used Software and the Licensed Principally Used Software listed on the Final Schedule 5.12(b) hereto and the leased Computer Hardware listed on the Final Schedule 5.12(a)(xii) hereto as requiring third party consents for Fremont to perform services for the benefit of Employers Insurance or a designee of Employers Insurance, Fremont shall use its best efforts to obtain from the licensors of the Licensed Generally Used Software, the licensors of the Licensed Principally Used Software and the lessors of the leased Computer Hardware the right for Fremont to operate the Licensed Generally Used Software, the Licensed Principally Used Software and the leased Computer Hardware for the benefit of Employers Insurance. Fremont and Employers Insurance shall share equally the costs and expenses associated with obtaining such rights as provided in (i) and
(ii) from the licensors of the Licensed Generally Used Software and the Licensed Principally Used Software and the lessors of leased Computer Hardware, including any costs that may be required to obtain service bureau use rights for the Computer Software and Computer Hardware in connection with the Transition Services and Facilities Agreement and any rights necessary for use of the Computer Software and Computer Hardware in connection with the Reverse Transition Services Agreement. Employers Insurance shall be entitled to participate fully in any negotiation with any such licensors and lessors. With respect to the Licensed Generally Used Software and the Licensed Principally Used Software for which Employers Insurance obtains licenses pursuant to this
Section 5.10(a), Employers Insurance shall assume responsibility for complying with the terms and conditions of the licenses governing such Computer Software, including responsibility for the payment of the costs and expenses of all ongoing contractual responsibilities, including licensing, and maintenance fees incurred after the Closing Date; provided, that Fremont shall be responsible for compliance with all terms and conditions and for the payment of all costs and expenses of all ongoing contractual responsibilities, including licensing, upgrade and maintenance fees, associated with activities other than the conduct of the Business.

          (b) Fremont hereby irrevocably sells and transfers all right, title and interest and ownership in and to all Owned Principally Used Software to Employers Insurance, effective as of the Effective Date, including, without limitation, the source code, object code, utilities required to compile code, executables and documentation related thereto; provided, that Fremont shall continue to own, along with Employers Insurance, a one hundred percent (100%) undivided interest in the Owned Principally Used Software; provided, further, that any enhancements, modifications or derivative works made to the Owned Principally Used Software shall be owned solely by the Party making such enhancements, modifications or derivative works. Fremont and Employers Insurance shall cooperate with each other in the execution of all necessary documents to effect the purposes of this Section 5.10(b).

          (c) In the event that the Owned Generally Used Software, Owned Principally Used Software, Licensed Generally Used Software or Licensed Principally Used Software is the subject of a claimed or alleged infringement of another Person's patent, copyright, trade secret, or any other proprietary or contract rights and such Computer Software is included in the Transferred Assets or has been requested to be used by Employers Insurance in the conduct of the Business, then Fremont, at Employers Insurance's option but at costs and expenses which shall be shared equally by Fremont and Employers Insurance, in addition to its indemnification obligations under Section 10.01 hereof, shall hold harmless and defend Employers Insurance against such infringement or contract claim and shall either: (i) secure a license to such Person's Computer Software for the benefit of Employers Insurance on terms reasonably satisfactory to Employers Insurance, (ii) modify the Computer Software so as to make it non-infringing without affecting its performance, or (iii) only to the extent that the options listed in clauses (i) and (ii) above are commercially infeasible, secure a license to reasonably comparable substitute Computer Software for Employers Insurance on terms reasonably satisfactory to Employers Insurance.

          (d) Fremont shall ensure that for the Licensed Principally Used Software and the Licensed Generally Used Software, Employers Insurance shall have a copy of the object code, executables and documentation therefor and a right of access to the source code equivalent to Fremont's right to such source code, if any. Fremont shall provide Employers Insurance with copies of all license agreements, sub-licenses and assignments to Employers Insurance regarding the Licensed Generally Used Software and the Licensed Principally Used Software.

          (e) Fremont and Employers Insurance shall share equally the cost and expense, not later than thirty (30) days after the Closing Date, of implementing security codes and systems (including, without limitation, by establishing a firewall to the extent commercially reasonable and/or by changing security access codes and passwords) approved by Employers Insurance to prevent Fremont, on the one hand, and Employers Insurance on the other, from accessing each other's data and systems when operating the Licensed Generally Used Software and Owned Generally Used Software or otherwise and, with respect to all data and systems as to which Employers Insurance shall have acquired ownership, to prevent unauthorized access thereto by Fremont after the Closing Date and to provide Employers Insurance with sole access thereto.

          (f) With respect to the maintenance, support and service agreements listed on Schedule 3.16(d) relating to the Computer Software and Computer Hardware, as of the Closing Date Fremont shall have assigned to Employers Insurance the rights to the maintenance, support and services of the Owned Principally Used Software and Licensed Principally Used Software, and from after the Closing Date Fremont shall provide to Employers Insurance the benefit of the maintenance, support and services of the Owned Generally Used Software and Licensed Generally Used Software.

     Section 5.11. LEASED PROPERTIES. With respect to the leases listed on Final
Schedule 5.12(a)(iv) that are selected by Employers Insurance for purposes of assignment, Fremont shall use its best efforts to obtain on or prior to the Closing Date from the Persons in the position of landlord of such Leased Properties the right for Employers Insurance to assume such leases and use such Leased Properties. On or prior to the Closing Date, Fremont agrees to obtain all required landlord and mortgagee consents to any lease assignments and subleases with respect to the leases set forth in Final Schedule 5.12(a). With respect to the leases listed on Final Schedule 5.12(a)(iv) that are selected by Employers Insurance for purposes of sublease, Fremont and Fremont's Affiliates agree to sublease to Employers Insurance such space, subject to the consent of the Persons in the position of landlord with respect to the applicable master lease, at a cost equal to the proportional cost under the master lease for such space, for a term equal to the lesser of (i) two (2) years from the Closing Date, subject to any further extension as may be agreed by the parties to such sublease or (ii) the expiration date of the current term of the master lease without considering any renewal or extended terms. With respect to any subleases, Fremont shall obtain the consent of the Person in the position of lessor and shall at Fremont's expense cause to be partitioned from the other operations of Fremont's Affiliates the space occupied by the Business as of the Closing Date in such a manner that Employers Insurance shall have access from such space directly into the common areas of the building and there shall be no direct access to such space by Fremont's Affiliates or others except through a lockable entrance controlled exclusively by Employers Insurance and the Person in the position of landlord, provided, however, (A) Fremont or Fremont's Affiliate in the position of tenant will use best efforts to obtain any necessary consents of Persons in the position of landlord to subleases and demising walls on or prior to the Closing Date, and (B) the cost to Fremont and Fremont's Affiliates of demising walls and any other construction required to permit Employers Insurance to operate from such premises in substantially the same manner as the Business is currently using such premises shall be borne exclusively by Fremont. With respect to any property for which demising walls are not constructed, either Party if requested by the other, shall adopt commercially reasonable measures to separate its operations from the other Party's operation physically within such premises and to provide for separately signed areas within such property. Fremont shall comply with the additional provisions of the Transition Services and Facilities Agreement related to the Leased Properties.

     Section 5.12. TRANSFERRED ASSETS.

          (a) Transferred Contracts. With respect to the Contracts listed on
Schedule 3.07(a) hereto, other than the Contracts listed on Schedules 3.07(a)(v) and 3.07(a)(ix), Fremont shall provide written notices to Employers Insurance concerning the Subsequent Contracts, if any, to be added to Schedule 3.07(a) as a result of any Subsequent Contracts being entered into by Fremont between the date of this Agreement and the Closing Date as permitted under this Agreement; provided, that Fremont shall provide to Employers Insurance each such written notice within one (1) Business Day after Fremont enters into each Subsequent Contract. On or prior to the Closing Date, Employers Insurance shall provide to Fremont in writing a list of the Contracts and Subsequent Contracts listed on
Schedule 3.07(a) that are selected by Employers Insurance for purposes of assignment, transfer, license, sub-license, lease or sublease, which shall constitute Schedule 5.12(a) hereto. Schedule 5.12(a) will be arranged in numbered paragraphs corresponding to the numbered categories of Contracts referenced in Section 3.07(a) hereof. Employers Insurance shall have the right to add any Subsequent Contract to Schedule 5.12(a) and to amend or modify
Schedule 5.12(a). At the Closing Date and at any time after the Closing Date, such Schedule 5.12(a), with any additional modifications and amendments by Employers Insurance pursuant to this Section 5.12(a), shall constitute the final
Schedule 5.12(a) (the "Final Schedule 5.12(a)") hereto.

          (b) Certain Transferred Software Licenses. With respect to the Licensed Principally Used Software and the Licensed Generally Used Software listed on Schedules 3.16(a) and 3.16(b) hereto ("Qualified Licenses"), prior to the execution of this Agreement, Fremont has delivered or made available to Employers Insurance copies of the Qualified Licenses. In addition to the Qualified Licenses listed on Schedules 3.16(a) and 3.16(b), prior to the Closing Date Fremont shall provide written notices to Employers Insurance concerning additional Qualified Licenses (each, an "Additional Qualified Licenses"), if any, to be added to Schedules 3.16(a) and 3.16(b) as a result of any Qualified Licenses being entered into or acquired by Fremont between the date of this Agreement and the Closing Date as permitted under this Agreement; provided, that Fremont shall provide to Employers Insurance each such written notice within one
(1) Business Day after Fremont enters into or acquires each Additional Qualified License. On or prior to the Closing Date, Employers Insurance shall provide to Fremont in writing a list of the Qualified Licenses that are selected by Employers Insurance, which shall constitute Schedule 5.12(b) hereto. At the Closing Date and at any time after the Closing Date, such Schedule 5.12(b), with any additional modifications and amendments by

Employers Insurance pursuant to this Section 5.12(b), shall constitute the final
Schedule 5.12(b) (the "Final Schedule 5.12(b)") hereto.

          (c) Transferred Tangible Assets. With respect to the Qualified Tangible Assets listed in the Proposed List of Tangible Assets, prior to the Closing Date Fremont shall provide written notices to Employers Insurance concerning additional Qualified Tangible Assets (each, an "Additional Tangible Assets"), if any, to be added to the Proposed List of Tangible Assets as a result of any Qualified Tangible Assets being acquired or leased by Fremont between the date of this Agreement and the Closing Date; provided, that Fremont shall provide to Employers Insurance each such written notice within one (1) Business Day after Fremont acquires or leases each Additional Tangible Asset. On or prior to the Closing Date, Employers Insurance shall provide to Fremont in writing a list of the Qualified Tangible Assets listed in the Proposed List of Tangible Assets that are selected by Employers Insurance, which shall constitute
Schedule 5.12(c) hereto. At the Closing Date and at any time after the Closing Date, such Schedule 5.12(c), with any additional modifications and amendments by Employers Insurance pursuant to this Section 5.12(c), shall constitute the final
Schedule 5.12(c) (the "Final Schedule 5.12(c)") hereto.

     Section 5.13. INTELLECTUAL PROPERTY RIGHTS.

          (a) With respect to the Owned Principally Used Intellectual Property Rights, Fremont hereby irrevocably sells and transfers all right, title, interest and ownership in and to such Intellectual Property Rights to Employers Insurance, effective as of the Closing Date, including, without limitation, executables and documentation related thereto, and Fremont shall retain no rights whatsoever in and to such Intellectual Property Rights and shall cooperate with Employers Insurance in the execution of all necessary documents to effect the purposes of this Section 5.13(a).

          (b) With respect to any Owned Generally Used Intellectual Property Rights, on or prior to the Closing Date, Fremont shall grant to Employers Insurance and its Affiliates, either directly by license or by sub-license, effective as of the Closing Date, a royalty-free, non-exclusive, irrevocable, perpetual, worldwide license to use such Owned Generally Used Intellectual Property Rights pursuant to the terms of one or more Intellectual Property Rights License Agreements, substantially in the form of Exhibit E hereto. Such licenses or sub-licenses to Employers Insurance shall be assignable in Employers Insurance's sole discretion, subject to the written agreement of such transferee to be subject to the terms of the Intellectual Property Rights License Agreements.

          (c) (i) With respect to all Licensed Principally Used Intellectual Property Rights and all Licensed Generally Used Intellectual Property Rights as requiring third party consents to assignment or sub-license, Fremont shall use its best efforts to obtain from the licensors of the Licensed Generally Used Intellectual Property Rights and the licensors of the Licensed Principally Used Intellectual Property Rights the right for Employers Insurance to use the Licensed Generally Used Intellectual Property Rights and the Licensed Principally Used Intellectual Property Rights as stated herein and in Section
3.17 hereof; provided, however, to the extent that governmental or third party consents are required for such assignment or sub-license and such consents have not been obtained prior to the Closing Date, Fremont shall use its best efforts to obtain such consents and effect such assignment or sub-license pursuant to Section 2.04 hereof; (ii) with respect to Licensed Generally Used Intellectual Property Rights and the Licensed Principally Used Intellectual Property Rights as requiring third party consents for Fremont to perform services for the benefit of third parties, Fremont shall use its best efforts to obtain from the licensors of the Licensed Generally Used Intellectual Property Rights and the licensors of the Licensed Principally Used Intellectual Property Rights the right for Fremont to use the Licensed Generally Used Intellectual Property Rights and the Licensed Principally Used Intellectual Property Rights for the benefit of Employers Insurance. Fremont and Employers Insurance shall share equally any cost and expense associated with obtaining such rights as provided in (i) and (ii) from the licensors of the Licensed Generally Used Intellectual Property Rights and the Licensed Principally Used Intellectual Property Rights, including any costs that may be required to obtain the Intellectual Property Rights in connection with the Transition Services and Facilities Agreement or the Reverse Transition Services Agreement. Employers Insurance shall be entitled to participate fully in any negotiation with any such licensors. With respect to the Licensed Generally Used Intellectual Property Rights and the Licensed Principally Used Intellectual Property Rights for which Employers Insurance obtains licenses pursuant to this Section 5.13(c), Employers Insurance shall assume responsibility for complying with the terms and conditions of the licenses governing such Intellectual Property Rights, including responsibility for the payment of the costs and expenses of all ongoing contractual responsibilities, including licensing fees incurred after the Closing Date; provided, that Fremont shall be responsible for compliance with all terms and conditions and for the payment of all costs and expenses of all ongoing contractual responsibilities, including licensing, upgrade and maintenance fees associated with activities other than the conduct of the Business. If a licensor refuses to assign, license or sub-license the Licensed Principally Used Intellectual Property Rights to Employers Insurance, which Employers Insurance has requested, Fremont shall assist Employers Insurance in attempting to locate suitable substitute Intellectual Property Rights; provided; that Fremont and Employers Insurance shall share equally any cost and expense associated with the procurement of such suitable substitute Intellectual Property Rights. If a licensor refuses to consent to Fremont's use of any Licensed Principally Used Intellectual Property Rights or Licensed Generally Used Intellectual Property Rights to perform services for the benefit of Employers Insurance, Fremont shall use its best efforts to locate suitable substitute Intellectual Property Rights; provided; that Fremont and Employers Insurance shall share equally any cost and expense associated with the procurement of such suitable substitute Intellectual Property Rights.

          (d) In the event that the Owned Generally Used Intellectual Property Rights, Owned Principally Used Intellectual Property Rights, Licensed Generally Used Intellectual Property Rights or Licensed Principally Used Intellectual Property Rights is the subject of a claimed or alleged infringement of another Person's patent, copyright, trade secret, or any other proprietary rights on the Closing Date, then Fremont, at Employers Insurance's option but at costs and expenses shared equally between Fremont and Employers Insurance, shall defend Employers Insurance against such infringement claim and shall either: (i) secure a license to such Person's Intellectual Property Rights for the benefit of Employers Insurance on terms reasonably satisfactory to Employers Insurance,
(ii) modify the Intellectual Property Rights so as to make it non-infringing without affecting its performance, or (iii) only to the extent that the options listed in clauses (i) and (ii) above are commercially infeasible, secure a license to reasonably comparable substitute Intellectual Property Rights for Employers Insurance on terms reasonably satisfactory to Employers Insurance.

          (e) From the date hereof to and including the Closing Date, Fremont will not, without the prior written consent of Employers Insurance, amend any Fremont Privacy Policy except as would not or would not be likely to adversely affect (X) Fremont's ability to perform its obligations under this Agreement or any Ancillary Agreements, (Y) the transactions contemplated hereby or by any Ancillary Agreements, or (Z) Employers Insurance's ability to receive and use the transition services provided pursuant to the Transition Services and Facilities Agreement or any Ancillary Agreement.

     Section 5.14. REIMBURSEMENT OF COUPON REDEMPTION. From and after the Closing Date, Fremont shall reimburse Employers Insurance for the cost of the Customer Coupons ($250 per Customer Coupon) in connection with the redemption of the Customer Coupons by Employers Insurance or any of its Affiliates (directly or through Clarendon).

     Section 5.15. TRANSITION SERVICES AND FACILITIES AGREEMENT. On or prior to the Closing Date, Fremont shall cause one or more of its Affiliates to enter into the Transition Services and Facilities Agreement.

     Section 5.16. REINSURANCE PROGRAM. Immediately following the signing of this Agreement, provided Fremont is able to maintain its existing reinsurance program applicable to the Clarendon Program Insurance Policies, Fremont and Employers Insurance or an Affiliate of Employers Insurance shall use commercially reasonable efforts to enter into a reinsurance agreement which will enable Fremont General Insurance Agency, Inc. to continue to quote Clarendon Program Insurance Policies with effective dates from July 1, 2002 pursuant to the Clarendon Reinsurance Agreement and in connection therewith, Employers Insurance or an Affiliate of Employers Insurance shall either reinsure Fremont for Fremont's reinsurance obligations thereunder, or shall directly reinsure Clarendon for such reinsurance obligations.


                                   ARTICLE VI
                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                             OF EMPLOYERS INSURANCE

     The obligations of Employers Insurance under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Employers Insurance to the extent permitted by law:

     Section 6.01. REPRESENTATIONS AND COVENANTS.

          (a) The representations and warranties of Fremont set forth in this Agreement shall be true and correct (without giving effect to any qualifications as to "Fremont Material Adverse Effect," "material" or similar qualifications) as of the date of this Agreement, as of the

Closing Date and as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Fremont Material Adverse Effect," "material" or similar qualifications) would not, individually or in the aggregate, be reasonably likely to have a Fremont Material Adverse Effect.

          (b) Fremont shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Fremont on or prior to the Closing Date.

          (c) On the Closing Date, Fremont shall have delivered to Employers Insurance a certificate of Fremont, dated as of the Closing Date and signed on behalf of Fremont by an executive officer of Fremont, as to the matters set forth in this Section 6.01 and all the Schedules hereto (other than Schedules 4.03, 4.04, 5.09(a), 5.12(a), 5.12(b) and 5.12(c)).

     Section 6.02. SECRETARY'S CERTIFICATE. Fremont Compensation shall have delivered to Employers Insurance a certificate of the secretary or assistant secretary of Fremont Compensation, dated as of the Closing Date, as to the resolutions of the Board of Directors of Fremont Compensation authorizing the execution, delivery and performance of the agreements to which it is a party, as to the status and signature of each of its officers who executed and delivered the agreements to which it is a party and any other document delivered by it in connection with the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby, as to its charter and by-laws, and as to its due organization, existence and good standing. Fremont General shall have delivered to Employers Insurance a certificate of the secretary or assistant secretary of Fremont General, dated as of the Closing Date, as to the resolutions of the Board of Directors of Fremont General authorizing the execution, delivery and performance of the transactions contemplated by this Agreement, the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby.

     Section 6.03. OTHER AGREEMENTS. The Ancillary Agreements and each of the other agreements and instruments contemplated hereby and thereby to which Fremont is a party shall have been duly executed and delivered by Fremont on the Closing Date and each of such agreements and instruments shall be in full force and effect with respect to Fremont on the Closing Date.

     Section 6.04. GOVERNMENTAL AND REGULATORY CONSENTS AND APPROVALS. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, including, without limitation, those set forth on Schedules 3.03 and 4.03 hereto, in connection with the execution and delivery of this Agreement, each Ancillary Agreement and each agreement and instrument contemplated hereby and thereby and the consummation of the transactions contemplated hereby, by each Ancillary Agreement and by each agreement and instrument contemplated hereby and thereby shall have been made or obtained, as the case may be, in each case without any conditions, restrictions or limitations which are not acceptable to Employers Insurance.

     Section 6.05. THIRD PARTY CONSENTS. All consents or waivers of third parties to the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the agreements and instruments contemplated hereby and thereby, including those set forth on Schedules 3.03 and 4.03 hereof, shall have been obtained.

     Section 6.06. NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order or decree shall be pending, threatened or issued by any Governmental Entity nor shall any other legal restraint or prohibition be in effect, pending or threatened that would (i) have a Fremont Material Adverse Effect or (ii) prevent, restrict, or which is reasonably likely to prevent or restrict, the consummation of any of the transactions contemplated hereby, by the Ancillary Agreements or the agreements and instruments contemplated hereby and thereby.

     Section 6.07. NO MATERIAL ADVERSE EFFECT. Since December 31, 2001, there shall not have been any change, event or state of circumstances or facts that could, individually or in the aggregate, reasonably be expected to have a Fremont Material Adverse Effect.

     Section 6.08. DUE DILIGENCE. As of the Closing Date, Employers Insurance shall be satisfied with the results of its due diligence investigation of the Business and its review of Fremont's financial statements.

     Section 6.09. EICN REINSURANCE AGREEMENT. On or prior to the Closing Date, Employers Insurance or one or more of its Affiliates shall have entered into the EICN Reinsurance Agreement with Clarendon.

     Section 6.10. INTEGRATED MEDI-COMP AND ADP PROGRAMS. On or prior to the Closing Date, Employers Insurance shall have entered into agreements pursuant to which Employers Insurance obtains contractual rights in replacement of the Integrated Medi-Comp and ADP Programs.

     Section 6.11. LEASED PROPERTIES. Fremont shall execute and deliver the Lease Assignments (the "Lease Assignments") for the Leased Properties set forth on Schedule 3.22(a) to be leased to Employers Insurance and the Subleases (the "Subleases") for the Leased Properties set forth on Schedule 3.22(a) to be subleased to Employers Insurance, each in the form attached to the Transition Services and Facilities Agreement. Fremont shall also be in compliance with the terms and provisions of the Lease Assignments and the Subleases, including, without limitation, delivery of possession of the Leased Properties, completion of all tenant improvement work and compliance with all master leases and deeds of trust, on the Closing Date.

                                  ARTICLE VII
                          CONDITIONS PRECEDENT TO THE
                             OBLIGATIONS OF FREMONT

     The obligations of Fremont under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Fremont to the extent permitted by law:

     Section 7.01. REPRESENTATIONS AND COVENANTS.

          (a) The representations and warranties of Employers Insurance set forth in this Agreement shall be true and correct (without giving effect to any qualifications as to "Employers Insurance Material Adverse Effect," "material" or similar qualifications) as of the date of this Agreement, as of the Closing Date as though made on and as of the Closing Date, as the case may be (except to the extent any such representation or warranty expressly speaks as of an earlier date); except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Employers Insurance Material Adverse Effect," "material" or similar qualifications) would not, individually or in the aggregate, be reasonably likely to have an Employers Insurance Material Adverse Effect.

          (b) Employers Insurance shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Employers Insurance on or prior to the Closing Date.

          (c) On the Closing Date, Employers Insurance shall have delivered to Fremont a certificate of Employers Insurance, dated as of the Closing Date and signed on behalf of Employers Insurance by an executive officer of Employers Insurance, as to the matters set forth in this Section 7.01 and Schedules 4.03 and 4.04.

     Section 7.02. SECRETARY'S CERTIFICATE. Employers Insurance shall have delivered to Fremont a certificate of the secretary or assistant secretary of Employers Insurance, dated as of the Closing Date, as to the resolutions of the Board of Directors of Employers Insurance authorizing the execution, delivery and performance of the agreements to which it is a party, as to the status and signature of each of its officers who executed and delivered the agreements to which it is a party and any other document delivered by it in connection with the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby, as to its charter and by-laws, and as to its due organization, existence and good standing.

     Section 7.03. OTHER AGREEMENTS. The Ancillary Agreements, the EICN Reinsurance Agreement and each of the other agreements and instruments contemplated hereby and thereby to which Employers Insurance or any of its Affiliates is a party shall have been duly executed and delivered by Employers Insurance on the Closing Date and each of such agreements and instruments shall be in full force and effect with respect to Employers Insurance on the Closing Date.

     Section 7.04. GOVERNMENTAL AND REGULATORY CONSENTS AND APPROVALS. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, including, without limitation, those set forth on Schedules 3.03 and 4.03 hereto, in connection with the execution and delivery of this Agreement, each Ancillary Agreement and the other agreements and instruments contemplated hereby and thereby and the consummation of the transactions contemplated hereby, by each Ancillary Agreement and by the other agreements and instruments contemplated hereby and thereby shall have been made or obtained, as the case may be, in each case without any conditions, restrictions or limitations that are not acceptable to Fremont.

     Section 7.05. NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby, by the Ancillary Agreements or by the other agreements and instruments contemplated hereby and thereby shall be in effect; provided, however, that prior to invoking this condition, Fremont shall have used all reasonable efforts to have any such order or injunction vacated.


                                  ARTICLE VIII
                               FURTHER AGREEMENTS

     Section 8.01. ACCESS TO BOOKS AND RECORDS.

          (a) Following the Closing Date, Employers Insurance shall afford, and will cause its Affiliates to afford, to Fremont, its counsel and its accountants, during normal business hours, reasonable access to the Books and Records, including all leases, due diligence and property-related records, with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by Fremont in connection with (i) the preparation of Tax Returns or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto and (ii) the investigation, arbitration, litigation and final disposition of any claims which may have been or may be made against Fremont in connection with the Business or which Fremont may make with respect to the Business. Prior to the fifth anniversary of the Closing Date, Employers Insurance will not, and will cause its Affiliates to not, dispose of, alter or destroy any such Books and Records and other materials without giving 30 days' prior notice to Fremont to permit it, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence. Nothing in this Section shall be interpreted to interfere with access of Fremont and its Affiliates to the Books and Records in connection with their performance of work under the Transition Services and Facilities Agreement.

          (b) Following the Closing Date, Fremont shall afford, and will cause its Affiliates to afford, to Employers Insurance, its counsel and its accountants, during normal business hours, reasonable access to all records (including computer generated, recorded or stored records) relating to the Business with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by Employers Insurance in connection with (i) the preparation of Tax Returns or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto and (ii) the investigation, arbitration, litigation and final disposition of any claims which may have been or may be made against Employers Insurance or its Affiliates in connection with the Business or which Employers Insurance or its Affiliates may make with respect to the Business. Prior to the fifth anniversary of the Closing Date, Fremont shall not, and shall cause its Affiliates to not, dispose of, alter or destroy any such records and other materials without giving 30 days' prior notice to Employers Insurance to permit it, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence. Nothing in this Section shall be interpreted to interfere with access of Employers Insurance and its Affiliates to the Books and Records in connection with their performance of work under the relevant Ancillary Agreements and the EICN Reinsurance Agreement.

          (c) Fremont shall use its best efforts to make available on an expedited basis such financial information and other data as Employers Insurance may reasonably require to satisfy federal or state regulatory filing or reporting requirements, including those under the United States Securities Laws.

     Section 8.02. USE OF INFORMATION AND SYSTEMS.

          (a) Notwithstanding anything to the contrary in this Agreement, effective on the Closing Date, Fremont shall grant to Employers Insurance and Employers Insurance shall acquire a royalty-free, non-exclusive, irrevocable, perpetual, worldwide license to use, operate, modify, perform, display, distribute, create derivative works of and to copy all of Fremont's systems and data used both in the conduct of the Business and in the conduct of Fremont's other businesses and not used exclusively in the conduct of the Business, including, but not limited to, (i) historical actuarial information for pricing workers' compensation coverages of the type which has been provided to the actuaries for the Business on or prior to the Closing Date, including increased limits factors, premium and loss trends and loss development factors, (ii) claims settlement systems and other information with respect to the settlement of claims regarding workers' compensation insurance coverages for the Business, in both cases including any reproduction thereof or derivative works based thereon, (iii) other information related to the Business, including information contained in databases or in electronic, optical or other formats, and (iv) the software containing, or used to process, the information stated in Sections 8.02(a)(i), (ii) or (iii), above, including the source code, object code, utilities required to compile code, executables, documentation, related materials and all copies thereof.

          (b) So as to provide for an efficient data and systems conversion process, at Employers Insurance's request, Fremont shall deliver all Computer Software, data and information to be provided to Employers Insurance under Sections 3.16, 3.17, 5.10, 5.13 and 8.02 of this Agreement in such formats and language satisfactory to Employers Insurance and so as to enable Employers Insurance to access, load, read, utilize and otherwise fully exercise its rights in such software, data and information. Without limiting the foregoing, within ten (10) Business Days following the date hereof, Employers Insurance shall provide a written description of its formatting and language requirements for such Computer Software, data and information. The Parties shall use their best efforts to reach agreement prior to the Closing Date on a mutually acceptable plan for the delivery of such Computer Software, data and information to Employers Insurance. In addition, Fremont shall promptly respond to all questions of Employers Insurance in connection with such data and systems conversion efforts and provide all reasonable cooperation in connection therewith.

          (c) Employers Insurance shall have the unrestricted right to use or cause to be used the knowledge, experience, information and know-how remaining in the unaided memory of the Acquired Employees. The foregoing is not intended to prevent Fremont for a period of ten (10) years from the Inception Date from using, in connection with the administration of its expired workers' compensation policies (the "Run-Off Business"), the knowledge, experience, information and know-how remaining in the unaided memory of the Business Employees who are not Acquired Employees, so long as such use does not violate
Section 8.03 hereof.

     Section 8.03. Non-Competition.

          (a) Fremont. In consideration of the benefits of this Agreement and the Ancillary Agreements to Fremont and in order to induce Employers Insurance to enter into this Agreement, Fremont hereby covenants and agrees that subject to Section 8.03(b) hereof, during the Non-Compete Period, neither Fremont nor any of its Affiliates shall, without the prior written consent of Employers Insurance, directly or indirectly:

               (i) engage in insurance or reinsurance business relating to workers' compensation, including policies and services of the type provided by or through the Business at any time since January 1, 1999 (the "Competitive Activities");

               (ii) solicit any customer or prospective customer of the Business to purchase any policies or services of the type sold by or through the Business at any time since January 1, 1999;

               (iii) establish, acquire, operate, engage in, manage or own any equity interest in any business that engages in Competitive Activities;

               (iv) do anything to cause any officer, director, employee, consultant, agent, broker or distributor of the Business to terminate or sever his or her employment or other relationship with the Business for the purpose of competing with or proposing to compete with the Business, or for the purpose of damaging the Business in any way;

               (v) do anything to cause or encourage any insurer or reinsurer to terminate, modify or fail to renew any insurance or reinsurance policy or treaty or other contract or other relationship with the Business; or

               (vi) use or transfer or otherwise disclose to any third party any confidential information included in any Books and Records or any other confidential information about or relating to the Business.

Fremont specifically agrees that this covenant is an integral part of the inducement of Employers Insurance to enter into this Agreement and that Employers Insurance (or its successors or assigns) and its Affiliates shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by Fremont or any of its Affiliates of any provision of this Section 8.03 and that, notwithstanding the foregoing, no right, power or remedy conferred upon or reserved or exercised by Employers Insurance in this Section 8.03 is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent.

          (b) Exceptions.

               (i) Notwithstanding any other provisions of this Agreement to the contrary, to the extent and as contemplated by this Agreement, Fremont may continue to transact such insurance operations in respect of the Run-Off Business as are permitted under the Ancillary Agreements and in respect of the Fremont Policies prior to the respective expiration dates of the Fremont Policies.

               (ii) Notwithstanding any other provisions of this Agreement to the contrary, from and after the Inception Date until the last day of the Non-Compete Period, (A) Fremont and its Affiliates will not engage in a transaction with any Person that will result in Change in Control in Fremont, its Affiliates, or such Person for the principal purpose of marketing and selling Workers' Compensation Products or with any Person whose principal business is marketing and selling Workers' Compensation Products; (B) subject to the foregoing clause (A), if Fremont or any of its Affiliates acquires any Person in a transaction that constitutes a Change in Control for such Person and such Person does not have as its principal business the marketing and sale of Workers' Compensation Products, but such Person has a workers' compensation insurance business in California in excess of $25 million based on 12-month moving net written premiums of such workers' compensation insurance business in California at the time of such transaction (such Person or the portion of such Person which constitutes the workers' compensation insurance business, a "Fremont Acquired Company"), Fremont or such Affiliate shall use its best efforts promptly to divest itself upon commercially reasonable terms of all of Fremont Acquired Company, and in such event Fremont or such Affiliate shall, if the acquisition is consummated within two and one-half years following the Closing Date, first provide to Employers Insurance or any Affiliate of Employers Insurance (as directed by Employers Insurance) the opportunity to purchase Fremont Acquired Company following the procedures set forth in Section 8.03(d) hereof prior to negotiating with any prospective purchasers or entertaining an offer; provided, that in the event that Employers Insurance shall not elect to purchase the Fremont Acquired Company, then during such time as the Fremont Acquired Company shall not be so divested, or in the event that the Fremont Acquired Company has a workers' compensation insurance business in California of $25 million or less based on 12-month moving net written premiums at the time of such acquisition, then during the Non-Compete Period, the Fremont Acquired Company may continue to sell Workers' Compensation Products which do not bear the brand, name, mark, logo or other identifying words or images (including the Licensed Marks) of Fremont or any of its Affiliates or any other brand, name, mark, logo or identifying words or images (including the Licensed Marks) used at any time since January 1, 1999 in connection with the Business (collectively, the "Fremont Brand") (other than the Fremont Acquired Company as of the date of acquisition) but only through agents and brokers that are part of the Fremont Acquired Company's sales force; provided, however, that in so doing the Fremont Acquired Company may not receive assistance of any kind, including Systematic Assistance, from Fremont or any of its Affiliates with respect to the marketing and sale of any workers' compensation insurance business, including any Workers' Compensation Products; (C) if Fremont or any of its Affiliates is acquired by any Person (other than by Employers Insurance or by an Affiliate of Employers Insurance) in a Change in Control transaction (the "Fremont Acquiring Company"), the Fremont Acquiring Company may continue to sell during the Non-Compete Period Workers' Compensation Products which do not bear the Fremont Brand but only through agents and brokers that are part of the Fremont Acquiring Company's sales force; provided, however, that in so doing the Fremont Acquiring Company may not receive assistance of any kind, including Systematic Assistance, from Fremont or any of its Affiliates with respect to the marketing and sale of any Workers' Compensation Products; (D) the Fremont Brand will not be used on any Workers' Compensation Products of the Fremont Acquired Companies or Fremont Acquiring Companies or any of their Affiliates; and (E) the agents of the Fremont Acquired Company and Fremont Acquiring Company engaged in the sale of Workers' Compensation Products will not be integrated in any way whatsoever with the agents on Schedule 1.01(d) (Fremont Commercial Agent List). For purposes hereof, "Systematic Assistance" shall include access to the Intangible Assets and use of the Licensed Marks.



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


          (c) Fremont and Employers Insurance agree that in the event that the length of time for restriction set forth in this Section 8.03 is deemed too restrictive by any Governmental Entity of competent jurisdiction, the covenants and agreements in this Section 8.03 shall be enforceable for such maximum time as such Governmental Entity may deem reasonable under the circumstances.

          (d) If the Fremont Acquired Company has a workers' compensation insurance business in California of more than $25 million based on 12-month moving net written premiums of such workers' compensation insurance business at the time of such acquisition and such acquisition is completed within two and one-half years following the Inception Date, then within 15 days following the end of Employers Insurance's Due Diligence Period (as defined below), Fremont shall offer to sell to Employers Insurance or its Affiliate (as directed by Employers Insurance) the Fremont Acquired Company on commercially reasonable terms and conditions at a fair market value purchase price, whereupon Employers Insurance will have forty (40) days to either elect not to proceed with such offer, or to make a binding election to effect the purchase upon commercially reasonable terms at a fair market value purchase price determined within sixty
(60) further days by an independent nationally recognized investment banking firm with recognized experience in valuing insurance companies and which is mutually acceptable to Employers Insurance and Fremont. For the forty (40) day period following the completion of the acquisition of the Fremont Acquired Company by Fremont or an Affiliate (the "Due Diligence Period"), Fremont shall provide to Employers Insurance and its respective Representatives, upon execution of a customary confidentiality agreement, reasonable access to such Fremont Acquired Company to conduct customary due diligence of the Fremont Acquired Company in connection with Fremont's obligation to provide to Employers Insurance a right of first offer pursuant to this Section 8.03(d) in respect of such Fremont Acquired Company.

     Section 8.04. COOPERATION. To the extent not otherwise provided in the Ancillary Agreements,

          (a) Following the Service Date, Employers Insurance shall cause employees of Employers Insurance who prior to employment therewith were Business Employees to cooperate, to the extent practicable, with Fremont in (i) the defense or commencement of any litigation or arbitration arising out of any event that occurred on or prior to the Closing Date involving the Business, (ii) connection with any tax or regulatory (including insurance and securities) matter relating to the Business, (iii) the defense or prosecution, as the case may be, of any Third Party Claim in accordance with Section 10.03(b) hereof,
(iv) connection with any reports, statements or filings required under any federal and state securities laws and other regulatory authorities, and (v) fulfilling such other reasonable requests as shall be made by Fremont in connection with the Business. Fremont shall promptly pay to Employers Insurance all compensation of Employers Insurance's employees in respect of the portion of their time devoted to the foregoing activities and all reasonable out-of-pocket expenses of Employers Insurance incurred as a result of Employers Insurance's obligations under this Section 8.04.

          (b) Following the Service Date, Fremont shall, and shall cause its respective employees to cooperate, to the extent requested by Employers Insurance, with Employers Insurance in (i) the defense of any litigation or arbitration arising out of any event that occurred


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

on or prior to the Closing Date involving the Business, (ii) connection with any tax or regulatory (including insurance and securities) matter relating to the Business, (iii) the defense or prosecution, as the case may be, of any Third Party Claim in accordance with Section 10.03(b) hereof, (iv) connection with any reports, statements or filings required under any federal and state securities laws and other regulatory authorities, and (v) such other reasonable requests as shall be made by Employers Insurance in connection with the Business. Employers Insurance shall promptly pay to Fremont all compensation of Fremont's employees in respect of the portion of their time devoted to the foregoing activities and all reasonable out-of-pocket expenses of Fremont incurred as a result of Fremont's obligations under this Section 8.04.

     Section 8.05. TAXES.

          (a) Tax Treatment. Fremont and Employers Insurance agree that for all purposes (i) the transfer of the Transferred Assets and the Business effected pursuant to this Agreement and the Ancillary Agreements is a sale by Fremont of all of its interest in such assets and business, and (ii) the transactions effected by the EICN Reinsurance Agreement are reinsurance.

          (b) Consistent Positions. Fremont and Employers Insurance agree not to take any position inconsistent with this Section 8.05 for Tax purposes.

          (c) Allocation of Consideration. The Parties agree that the consideration payable by Employers Insurance to Fremont pursuant to this Agreement (after taking into account the reinsurance premiums, ceded liabilities, ceding commissions and other related items under the EICN Reinsurance Agreement) shall be allocated in accordance with Section 1060 of the Code and Treasury Regulation Section 1.1060-1T and insofar as possible in a manner that is not inconsistent with the terms of this Agreement, the EICN Reinsurance Agreement and the Renewal Rights Agreement. Within 120 days after the Closing Date, but at least 60 days before the due date (including extensions) of the federal income tax return on which Fremont reports the transaction contemplated by this Agreement, Fremont and Employers Insurance shall mutually agree, subject to the conditions of this Agreement (such agreement not to be unreasonably withheld), as to the allocation of such consideration among the Transferred Assets and the Business in accordance with
Section 1060 of the Code and Treasury Regulation Section 1.1060-1T. Employers Insurance shall be responsible for (i) the preparation of the work papers which allocate such consideration, and (ii) timely providing such work papers to Fremont for its review in connection with granting its approval of the allocation. Employers Insurance and Fremont each shall prepare separate Forms 8594, Asset Acquisition Statement, under Section 1060 of the Code, reflecting Employers Insurance's acquisition of the Transferred Assets and the Business.

     Section 8.06. INTRANET OR INTERNET USAGE. Fremont acknowledges that Employers Insurance intends to establish its own Intranet and its own Internet web site for purposes of carrying on the Business and, at Employers Insurance's request, Fremont shall cease operation of those segments of its Intranet and its Internet sites with regard to the Business and shall transfer or license to Employers Insurance all necessary Computer Software, coding, content and domain names, and documentation related to such Intranet and Internet sites.



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


     Section 8.07. FREMONT PACIFIC AND FCIC. On or prior to the Effective Date, Fremont Pacific and FCIC shall be merged into Fremont Indemnity with Fremont Indemnity being the surviving entity.

     Section 8.08. POST-CLOSING CONFIDENTIALITY. Following the Closing, each Party hereto will hold, and will use its best efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative)--unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the Ancillary Agreements and of the transactions contemplated hereby and by the Ancillary Agreements) of Governmental Entities or by other requirements of law (including securities laws, or rules of any applicable stock exchange) or (ii) disclosed in an action brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder--all documents and information concerning the other Party or any of its Affiliates furnished to it by the other Party or such other Party's Representatives in connection with this Agreement and the Ancillary Agreements or the transactions contemplated hereby and by the Ancillary Agreements, except to the extent that such documents or information can be shown to have been (A) previously known by the Party receiving such documents or information, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (C) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such documents and information confidential. Notwithstanding the foregoing, following the Closing Date the foregoing restrictions shall not apply to Employers Insurance's use of documents and information concerning the Transferred Assets, the Other Assumed Liabilities or any other documents and information in respect of the Business.


                                   ARTICLE IX
             SURVIVAL OF REPRESENTATIONS, COVENANTS, AND AGREEMENTS

     All covenants and agreements made by the Parties pursuant to this Agreement which will be performed following the Closing Date, and all covenants which were to be performed prior to the Closing Date but which were not so performed, shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing Date. Other than with respect to breaches of the representations and warranties set forth in Article III hereof which were known to Fremont on or prior to the Closing Date, the representations and warranties set forth in Article III hereof shall not survive the Closing Date and shall terminate immediately following the Closing Date.


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


                                   ARTICLE X
                                 INDEMNIFICATION

     Section 10.01. INDEMNIFICATION BY FREMONT. From and after the Effective Date, subject to the limitations set forth in Article IX and Article X, Fremont agrees to indemnify Employers Insurance and its Affiliates and their respective Representatives, successors, permitted assigns and Affiliates and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, "Indemnifiable Losses") suffered or incurred by any such Indemnified Party, to the extent arising from
(i) any breach of any covenant or agreement of Fremont contained in this Agreement, any Ancillary Agreement or any other agreement or instrument contemplated hereby or thereby, (ii) any Excluded Liability without regard as to whether such Indemnifiable Loss exists prior to or on the Closing Date or arises at any time thereafter or (iii) any action, claim or proceeding brought by or on behalf of any Business Employee, including any Acquired Employee at any time with respect to any event occurring or condition arising (A) prior to or on the Closing Date and (B) after the Closing Date, if in the case of this Clause (B), such event occurred or condition arose as a result of the action or direction of Fremont or Fremont's Affiliates' employees who are not Business Employees.

     Section 10.02. INDEMNIFICATION BY EMPLOYERS INSURANCE. From and after the Effective Date, subject to the limitations set forth in Article IX and Article X, Employers Insurance agrees to indemnify Fremont and each of its respective Representatives, successors, permitted assigns and Affiliates against and hold them harmless from any Indemnifiable Losses suffered or incurred by any such Indemnified Party to the extent arising from (i) any breach of any covenant or agreement of Employers Insurance contained in this Agreement, any Ancillary Agreement or any other agreement or instrument contemplated hereby or thereby,
(ii) any Other Assumed Liability or (iii) subject to Section 10.01(iii)(B) hereof, any action, claim or proceeding brought by or on behalf of any Acquired Employee at any time with respect to any event occurring or condition arising from and after the Effective Date.

     Section 10.03. INDEMNIFICATION PROCEDURES.

          (a) In order for a Party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person not a party to this Agreement (a "Third Party Claim"), such Indemnified Party must notify the other Party (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim within ten (10) Business Days after such Indemnified Party first learns of a Third Party Claim; provided, however, that an inadvertent failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.



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


          (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim) and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, (i) it shall be conclusively established for purposes of this Agreement that the claims made in such Third Party Claim are within the scope of and subject to indemnification and (ii) the Indemnifying Party will not as long as it legitimately conducts such defense be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not legitimately assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided in Section 10.03(a) hereof). If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the Parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and, subject to Section 8.04 hereof, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnifying Party shall have no liability with respect to any compromise or settlement of such claims effected without its written consent (such consent not to be unreasonably withheld); the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) unless
(i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, or (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; provided, however, that an Indemnified Party shall not be required to consent to any settlement involving the imposition of equitable remedies.

          (c) The indemnities provided in this Agreement shall survive the Closing Date. The indemnity provided in Sections 10.01 and 10.02 hereof shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party at law (but not in equity) for any matter covered by such Sections 10.01 and 10.02.

          (d) Notwithstanding "Fremont" being a defined term referring to, collectively, Fremont Compensation and Fremont Indemnity, for purpose of indemnity under this Agreement, the liabilities of each such entity covered by the term "Fremont" shall be joint and several.



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


                                   ARTICLE XI
                                   TERMINATION

     Section 11.01. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by Fremont or Employers Insurance in writing, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains Fremont or Employers Insurance from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable; provided that prior to termination under this Section 11.01(a), the Party seeking to terminate this Agreement shall have used all reasonable efforts to have such order, injunction or decree vacated;

          (b) by Employers Insurance in writing at any time prior to the Closing Date (A) in the event Fremont has breached any representation, warranty or covenant contained in this Agreement, Employers Insurance has notified Fremont of the breach, and the breach has continued without cure for a period of thirty
(30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before 11:59 P.M., Pacific Daylight Time, June 30, 2002, by reason of the failure of any condition precedent under Article VI hereof (unless the failure results primarily from Employers Insurance itself breaching any representation, warranty or covenant contained in this Agreement);

          (c) by Fremont in writing at any time prior to the Closing (A) in the event the Employers Insurance has breached any representation, warranty or covenant contained in this Agreement in any material respect, Fremont has notified the Employers Insurance of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before 11:59 P.M., Pacific Daylight Time, June 30, 2002, by reason of the failure of any condition precedent under
Article VII hereof (unless the failure results primarily from Fremont itself breaching any representation, warranty or covenant contained in this Agreement); or

          (d) at any time on or prior to the Closing Date, by mutual written consent of Fremont and Employers Insurance.

     Section 11.02. SURVIVAL. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.03, Section 5.08, this Section 11.02 and Article XII, and except that no termination pursuant to this Article XI shall relieve any Party from any liability for any breach of this Agreement.


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


                                   ARTICLE XII
                               GENERAL PROVISIONS

     Section 12.01. PUBLICITY.

          (a) Prior to Closing, no Party nor any of its Representatives shall make any public statement or issue any press releases regarding this Agreement, the proposed transactions described herein, the EICN Reinsurance Agreement or the Ancillary Agreements without the prior written consent of the other Party, except as such disclosure may be required by law. If the law requires such disclosure, the disclosing Party shall notify the other Party in advance and furnish to the other Party a copy of the proposed disclosure. Notwithstanding the foregoing, the Parties acknowledge that certain disclosures regarding this Agreement, the proposed transactions contemplated by this Agreement, the EICN Reinsurance Agreement or the Ancillary Agreements may be required to be made to each Party's Representatives or certain of them, and to any other Party whose consent or approval may be required to complete the agreements and the transactions provided for thereunder, and that such disclosures shall not require prior written consent.

          (b) The Parties hereto shall cooperate with each other in making any press release or public announcements.

     Section 12.02. DOLLAR REFERENCES. All dollar references in this Agreement are to the currency of the United States.

     Section 12.03. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery), to the Parties at the following address:

          (a) If to Employers Insurance:

                      Amyniles Insurance Company
                      c/o Employers Insurance Company of Nevada, a Mutual
                      Company
                      9790 Gateway Drive, Suite 200
                      Reno, Nevada 89511
                      Attention:  Ann W. Nelson, Esq., General Counsel
                      Facsimile:  (775) 327-2412

                      With a concurrent copy to:

                      LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                      725 S. Figueroa Street, Suite 3100
                      Los Angeles, California  90017-5404
                      Attention:  Gary Apfel, Esq.
                      Facsimile:  (213) 955-7399



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


(b)      If to Fremont:

                      Fremont Compensation Insurance Group, Inc.
                      c/o Fremont General Corporation
                      2020 Santa Monica Boulevard, Suite 600
                      Santa Monica, California 90404
                      Attention:  Alan W. Faigin, Esq., General Counsel
                      Facsimile:  (310) 315-5593

                      With a concurrent copy to:

                      Barger & Wolen, L.L.P.
                      515 S. Flower St., Suite 3400
                      Los Angeles, California 90071
                      Attention:  Michael L. Rosenfield, Esq.
                      Facsimile:  (213) 614-7399

         Any Party may, by notice given in accordance with this Section 12.03 to the other Party, designate another address or Person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt.

     Section 12.04. ENTIRE AGREEMENT. This Agreement (including the Ancillary Agreements, the other agreements and instruments contemplated hereby and thereby, the Exhibits and the Schedules hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto; provided, however, that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms except as contemplated by Section 5.03 hereof prior to the Closing Date. Without limiting the foregoing, the Parties agree that this Agreement, the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby and the Schedules and Exhibits hereto and thereto shall be treated as "Evaluation Material," as such term is defined in the Confidentiality Agreement, and shall be kept confidential to the extent required by and in accordance with the Confidentiality Agreement.

     Section 12.05. WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Fremont Compensation or Employers Insurance or, in the case of a waiver, by either Fremont Compensation or Employers Insurance, depending on whichever waives compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent


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


such occurrence. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

     Section 12.06. GOVERNING LAW; CHOICE OF FORUM.   THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     Section 12.07. SUBMISSION TO JURISDICTION. Each of the Parties agrees to submit to the jurisdiction of any state or federal court sitting in Los Angeles, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

     Section 12.08. SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     Section 12.09. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement or any of the Ancillary Agreements or any of the other agreements and instruments contemplated hereby and thereby, nor any of the rights, interests or obligations hereunder or thereunder, may be assigned by Fremont, in whole or in part, by operation of law or otherwise, without the prior written consent of Employers Insurance and any such assignment that is not consented to by Employers Insurance shall be null and void. Employers Insurance may transfer and assign to one or more Persons, which shall be an Affiliate of Employers Insurance, some or all of the Transferred Assets and Other Assumed Liabilities, and some or all of the rights and obligations of Employers Insurance under this Agreement and each of the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby to which it is a party, and any other agreements, documents or instruments executed by Employers Insurance in connection with the transactions under this Agreement and the Ancillary Agreements; provided that all such assets, liabilities, rights and obligations may be allocated among the Employers Insurance and any such transferee, as may be determined by Employers Insurance, in its sole discretion; and provided, further, that no such assignment shall limit or adversely affect in any manner whatsoever Employers Insurance's indemnification rights hereunder. Employers Insurance and Fremont agree that, upon such transfers, assignments and assumptions, as the case may be, the transferee or transferees shall be substituted for Employers


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


Insurance, as if such transferee or transferees, as the case may be, were Employers Insurance hereunder and that Employers Insurance shall be released and discharged in all respects from any and all obligations or liabilities assumed by any such transferee or transferees.

     Section 12.10. INTERPRETATION.

          (a) Notwithstanding anything in this Agreement to the contrary, no term or condition of this Agreement shall be construed to supersede, restrict or otherwise limit any term or condition set forth in the EICN Reinsurance Agreement.

          (b) The Parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any of the EICN Reinsurance Agreement, the Ancillary Agreements or any other agreement or instrument contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such EICN Reinsurance Agreement, Ancillary Agreement or any such other agreement or instrument contemplated hereby and thereby, the dispute resolution procedure provided for in such EICN Reinsurance Agreement, Ancillary Agreement or any such other agreement contemplated hereby and thereby shall be the procedure that shall apply with respect to the resolution of such dispute.

          (c) For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The terms "transactions contemplated by this Agreement" and "transactions contemplated hereby" shall include the sale and purchase of the Transferred Assets, the reinsurance by Employers Insurance of the Reinsured Liabilities, the assumption of the Other Assumed Liabilities and the execution, delivery and performance by the Parties thereto of the EICN Reinsurance Agreement, the Ancillary Agreements and any other agreements contemplated hereby or thereby. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

          (d) No provision of this Agreement will be interpreted in favor of or against either Party hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     Section 12.11. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any Person (including, but not limited to, the employees of Fremont or any Affiliate of Fremont), other than the Parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     Section 12.12. COUNTERPARTS. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.


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


     Section 12.13. EXHIBITS AND SCHEDULES. The Exhibits and the Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     Section 12.14. HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     Section 12.15. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.



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


IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.



                                      FREMONT COMPENSATION INSURANCE
                                      GROUP, INC.


                                      By:    __________________________________
                                      Name:  Alan W. Faigin
                                      Title: Senior Vice President


                                      FREMONT COMPENSATION INSURANCE
                                      COMPANY


                                      By:    __________________________________
                                      Name:  Alan W. Faigin
                                      Title: Senior Vice President


                                      FREMONT INDEMNITY COMPANY


                                      By:    __________________________________
                                      Name:  Alan W. Faigin
                                      Title: Senior Vice President


                                      FREMONT PACIFIC INSURANCE COMPANY


                                      By:    __________________________________
                                      Name:  Alan W. Faigin
                                      Title: Senior Vice President


                                      AMYNILES INSURANCE COMPANY


                                      By:    __________________________________
                                      Name:  Douglas D. Dirks
                                      Title: President & Chief Executive Officer



                                       69